Exhibit 2.1
Execution Copy

SHARE EXCHANGE AGREEMENT
BY AND AMONG
TM ENTERTAINMENT AND MEDIA, INC.
HONG KONG MANDEFU HOLDINGS LTD.
FUJIAN ZHONG HENG EXPRESS INFORMATION TECHNOLOGY CO., LTD.
FUJIAN FENZHONG MEDIA CO., LTD.
THOUSAND SPACE HOLDING LIMITED
BRIGHT ELITE MANAGEMENT LIMITED
ZHENG CHENG
QING PING LIN
AND
OU WEN LIN
Dated: May 1, 2009

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SHARE EXCHANGE AGREEMENT
SHARE EXCHANGE AGREEMENT, dated as of May 1, 2009 (this “Agreement”), by and among TM ENTERTAINMENT AND MEDIA, INC., a corporation incorporated in the State of Delaware, USA (“TM” or, following the consummation of the Share Exchange (as defined below), the “Company”), HONG KONG MANDEFU HOLDINGS LTD, a limited company incorporated in Hong Kong (“HMDF”), FUJIAN ZHONG HENG EXPRESS INFORMATION TECHNOLOGY CO., LTD. a limited liability company established in the PRC and a wholly-owned subsidiary of HMDF (“ZH”), ZHENG CHENG, an individual, OU WEN LIN, an individual, and QINGPING LIN, an individual, FUJIAN FENZHONG MEDIA CO., LTD., a limited liability company operating in media business established in PRC (“FF” and, together with HMDF and ZH, the “HMDF Entities”), controlled by ZH by contractual agreements and arrangements, THOUSAND SPACE HOLDING LIMITED, a company organized under the laws of the British Virgin Islands (“Thousand”), and BRIGHT ELITE MANAGEMENT LIMITED, a company organized under the laws of the British Virgin Islands (“Bright”). Each of the HMDF Entities, Zheng Cheng, Ou Wen Lin, Qingping Lin, Thousand and Bright is sometimes individually referred to herein as a “HMDF Party,” and collectively as the “HMDF Parties” and each HMDF Party that from time to time is also a registered shareholder of HMDF is sometimes individually referred to herein as an “HMDF Shareholder” and collectively as the “HMDF Shareholders”. Each of the Parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex A hereto.
BACKGROUND
The board of directors of each of TM and HMDF have declared this Agreement advisable and approved the Transactions, including the acquisition by TM of the HMDF Shares from the HMDF Shareholders through a share exchange transaction (the “Share Exchange”) pursuant to which TM will initially (i) issue to the HMDF Shareholders an aggregate of 19,500,000 TM Shares and (ii) pay to the HMDF Shareholders $20,000,000, in each case, subject to adjustment as set forth in Section 1.1(d) below, in exchange for the HMDF Shares.
The HMDF Shareholders are the direct owners of all of the outstanding capital stock of HMDF (all such shares of capital stock are referred to as the “HMDF Shares”).
The Share Exchange requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock cast at the meeting, provided, that the Share Exchange will only proceed if the Public Stockholders owning no more than 30% of the Publicly Held Common Stock exercise their Conversion Rights.

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
Share Exchange
Section 1.1 Share Exchange. Upon the terms and subject to the conditions hereof, at the Closing, each of the HMDF Shareholders shall sell, transfer, convey, assign and deliver to TM free and clear of all Liens, all of the right, title and interest of each such HMDF Shareholder in and to the HMDF Shares set forth opposite such HMDF Shareholder’s name on Schedule A. In exchange for the HMDF Shares, TM shall sell, issue and deliver to the HMDF Shareholders free and clear of all Liens, the number of TM Shares set forth opposite each such HMDF Shareholder’s name on Schedule B as well as the other consideration set forth in Section 1.2 hereof.
Section 1.2 Payments.
(a) Payment. Upon the terms and subject to the conditions hereof, TM shall pay by wire transfer in immediately available funds to HMDF $150,000 on the later of (i) the date hereof and (ii) the date that HMDF furnishes TM with the HMDF Financial Statements; provided that (x) the HMDF Financial Statements shall have been prepared in accordance with U.S. GAAP and are covered by an audit report issued by an independent certified public accounting firm reasonably acceptable to TM and are suitable for inclusion the Proxy Statement, as determined by TM; (y) the Net Income of the HMDF Entities for the fiscal year ended December 31, 2008 (the “HMDF FY2008 Net Income”), as derived from the HMDF Financial Statements, is not less than $15,000,000 and (z) the HMDF Financial Statements shall have been furnished to TM no later than five (5) days after the date hereof.
(b) Initial Equity Payment. Subject to Section 1.2(d) below, upon the terms and subject to the conditions hereof, at the Closing, TM shall issue and deliver to each HMDF Shareholder the number of TM Shares set forth opposite such HMDF Shareholder’s name on Schedule B in the column entitled “Initial Equity Payment,” representing, in the aggregate, 19,500,000 TM Shares (the “Initial Equity Payment”).
(c) Initial Cash Payment. Subject to Section 1.2(d) below, upon the terms and subject to the conditions hereof, at the Closing, TM shall pay by wire transfer in immediately available funds to each HMDF Shareholder the amount set forth opposite such HMDF Shareholder’s name on Schedule B in the column entitled “Initial Cash Payment,” representing, in the aggregate, $20,000,000 (the “Initial Cash Payment”).
(d) Adjustment to Initial Equity Payment and Initial Cash Payment. Notwithstanding anything herein to the contrary, in the event that the HMDF FY2008 Net Income, as derived from the HMDF Financial Statements, is less than $25,000,000, the Initial Equity Payment and Initial Cash Payment payable by TM at Closing shall each be reduced to an amount computed by multiplying the Initial Equity Payment and Initial Cash Payment, respectively, by a fraction, of which (x) the numerator is the actual HMDF FY2008 Net Income and (y) the denominator is $25,000,000; provided, however, in no event shall such numerator be less than $15,000,000.

(e) Earn-Out Share Payments. The Company shall issue and deliver up to an aggregate of 15,000,000 TM Shares (the “Earn-Out Shares”) to the HMDF Shareholders in accordance with the terms set forth below.
(i) Targeted Net Income Threshold Achieved. If the Adjusted Net Income of the Company, as derived from its annual report on Form 10-K (“Form 10-K”) for FY2009, FY2010 or FY2011, as applicable, equals or exceeds the Targeted Net Income Threshold for such fiscal year, as certified in writing by the Chief Executive Officer and Chief Financial Officer of the Company, then the Company shall issue and deliver to each HMDF Shareholder, the number of Earn-Out Shares set forth opposite such HMDF Shareholder’s name in the applicable column of Schedule B with respect to such fiscal year. Such delivery of Earn-Out Shares is referred to herein as the “Earn-Out Share Payment.” Subject to Section 1.2(e)(ii) below, the applicable portion of the Earn-Out Shares shall be issued and delivered to the HMDF Shareholders within thirty (30) days following the filing by the Company of its Form 10-K with the SEC for such fiscal year, which contains audited financial statements for such applicable year that are prepared in accordance with U.S. GAAP and that indicates that the Targeted Net Income Threshold for such fiscal year has been achieved.
(ii) Targeted Net Income Threshold Not Achieved. If the Company’s Adjusted Net Income, as derived from its Form 10-K for FY2009, FY2010 or FY2011, as applicable, does not equal or exceed the Targeted Net Income Threshold for such fiscal year, as certified in writing by the Chief Executive Officer and Chief Financial Officer of the Company, then the Company will not issue any Earn-Out Shares applicable to such fiscal year (the “Non-Achieving Fiscal Year”); provided, however, that if the Company’s Adjusted Net Income in the fiscal year immediately succeeding the Non-Achieving Fiscal Year, as derived from the Company’s Form 10-K for such immediately succeeding fiscal year, exceeds the sum of (x) the Targeted Net Income Threshold for such immediately succeeding fiscal year and (y) the shortfall amount by which Adjusted Net Income failed to achieve the Targeted Net Income Threshold for the Non-Achieving Fiscal Year, as certified in writing by the Chief Executive Officer and Chief Financial Officer of the Company, then the Company shall issue and deliver to each HMDF Shareholder, the number of Earn-Out Shares set forth opposite such HMDF Shareholder’s name in the applicable column of Schedule B with respect to the Non-Achieving Fiscal Year within thirty (30) days following the filing by the Company of its Form 10-K with the SEC for such immediately succeeding fiscal year.
(iii) Earn-Out Share Number. The aggregate number of Earn-Out Shares to be issued and delivered to the HMDF Shareholders if the Adjusted Net Income of the Company achieves or exceeds the applicable Targeted Net Income Threshold is (A) 1,000,000 shares for FY2009 threshold, (B) 7,000,000 shares for FY2010 threshold and (C) 7,000,000 shares for FY2011 threshold.
(iv) Filing of Form 10-K. From the Closing until it has filed a Form 10-K (or any successor form) for FY2012 (unless the Earn-Out Shares applicable to FY2011 have been issued and delivered), the Company shall file its Form 10-K within the time-frames specified by the SEC for the filing of such form. Notwithstanding the foregoing, if the Company is no longer required or eligible to file a Form 10-K, then for purposes of determining whether Targeted Net Income Thresholds have been achieved under Sections 1.2(e)(i)-(ii), the Adjusted Net Income of the Company for any particular fiscal year shall be as derived from the audited financial statements of the Company for such fiscal year.

(f) Lock-Up and Registration Rights. The TM Shares (including the Earn-Out Shares, if any) issued and delivered to the HMDF Shareholders shall be subject to Lock-Up Agreements that are substantially in the form of Exhibit A and shall be entitled to customary registration rights pursuant to the Registration Rights Agreement substantially in the form of Exhibit D.
(g) Warrants Payment. Within fifteen (15) days after the end of the first full fiscal quarter ending after the Closing Date and each fiscal quarter ending thereafter, the Company shall pay to the HMDF Shareholders, by wire transfer in immediately available funds, the cash proceeds received by the Company from the exercise of the Publicly Held TM Warrants during such fiscal quarter; provided, however, that in no event shall that aggregate amount paid by the Company under this Section 1.2(g) exceed $20,888,888. The amounts to be paid by the Company under this Section 1.2(g) shall be paid to each HMDF Shareholder in accordance with the percentage ownership set forth opposite such HMDF Shareholder’s name on Schedule A in the column entitled “Percentage Ownership Interest.”
ARTICLE II
The Closing
Section 2.1 Closing. The Closing (the “Closing”) of the Share Exchange and the other transactions contemplated hereby (the “Transactions”), shall take place at the offices of Morrison Cohen LLP, 909 Third Avenue, New York, New York 10022 commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing), or on such other date and at such other time as the Parties may mutually determine (the “Closing Date”).
Section 2.2 Deliveries of the Parties. At the Closing, (i) the HMDF Parties (directly and/or through their nominees) shall deliver to TM the various certificates, opinions, instruments, agreements and documents referred to in Section 9.2 below, (ii) TM shall deliver to the HMDF Parties, as applicable, the various certificates, opinions, instruments, agreements and documents referred to in Section 9.1 below, (iii) each of the HMDF Shareholders shall deliver to TM (a) a certificate representing the right, title and interest in and to the HMDF Shares set forth opposite such HMDF Shareholder’s name on Schedule A, free and clear of all Liens, (b) a copy of resolutions of the board of directors or similar governing body of HMDF authorizing the transfer of the HMDF Shares and updating the register of members of HMDF, and (c) a duly certified copy of the updated register of members of HMDF reflecting the acquisition by TM of all HMDF Shares, and (iv) TM shall deliver to the HMDF Shareholders (directly or through their designated nominees in the allocation as set forth on Schedule B) the Initial Cash Payment, the Initial Equity Payments and a duly certified copy of the stockholder ledger of TM reflecting the issuance of the Initial Equity Payments to the HMDF Shareholders.

Section 2.3 Additional Agreements. At the Closing, the following agreements (collectively, the “Transaction Documents”) will have been duly executed by each party thereto, delivered or otherwise effectuated: (i) the Lock-Up Agreements; (ii) the Executive Employment Agreement with Zheng Cheng; (iii) the Voting Agreement; (iv) the Registration Rights Agreement; and (v) the Investor Representation Letters.
Section 2.4 Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may be commercially reasonable, to the extent permitted by law, to fulfill its obligations under this Agreement and to effectuate and consummate the Transactions.
ARTICLE III
Representations and Warranties of HMDF Parties
Subject to the exceptions set forth in the Disclosure Schedule of the HMDF Parties attached hereto as Schedule C (the “HMDF Disclosure Schedule”), each of the HMDF Parties jointly and severally represents and warrants to TM as of the date hereof and as of the Closing as follows:
Section 3.1 HMDF Shares.
(a) Good Title. The HMDF Shareholders are the registered owners of the HMDF Shares and have good and marketable title to the HMDF Shares, with the right and authority to sell and deliver such HMDF Shares. On the Closing Date, the HMDF Shareholders listed on Schedule A hereto will own the HMDF Shares in the amounts and according to the percentage ownership set forth on Schedule A hereto. Such shares constitute all of the registered capital stock of HMDF. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and upon registering of TM as the new owner of such HMDF Shares in the share register of HMDF, TM will receive good title to such HMDF Shares, free and clear of all Liens.
(b) Capital Structure. The registered capital of HMDF and the total number of shares and type of all authorized, issued and outstanding capital stock of HMDF and all shares of capital stock of HMDF reserved for issuance under HMDF’s various option and incentive plans, are set forth in Section 3.1(b) of the HMDF Disclosure Schedule. Except as set forth in Section 3.1(b) of the HMDF Disclosure Schedule: (i) no shares of capital stock or other voting securities of HMDF are issued, reserved for issuance or outstanding; (ii) all outstanding shares of the capital stock of HMDF are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the HMDF Constituent Instruments or any Contract to which any of the HMDF Parties is a party or otherwise bound; (iii) there are no bonds, debentures, notes or other indebtedness of HMDF having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the shares of capital stock of HMDF may vote (“Voting HMDF Debt”); (iv) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which HMDF is a party or is bound (A) obligating HMDF to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, HMDF or any Voting HMDF Debt, or (B) obligating HMDF to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking; (v) as of the date of this Agreement, there are no outstanding contractual obligations of HMDF to repurchase, redeem or otherwise acquire any shares of HMDF capital stock; and (vi) except for the Structure Agreements, none of the HMDF Parties is a party to any voting trust or other voting agreement or Contract with respect to any of the shares of capital stock of any HMDF Party or to any agreement relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of any HMDF Party.
Section 3.2 Organization and Standing. Each of the HMDF Parties (if an entity) is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation. Except as set forth in Section 3.2 of the HMDF Disclosure Schedule, each of the HMDF Entities is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as set forth in Section 3.2 of the HMDF Disclosure Schedule, each of the HMDF Entities (i) has all requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted and (ii) has no substantial encumbrance in obtaining any Permits to conduct its business as required by PRC Law except as otherwise set forth on Section 3.11 of the HMDF Disclosure Schedule. HMDF has delivered to TM true and complete copies of the HMDF Constituent Instruments.
Section 3.3 Authority; Execution and Delivery; Enforceability. Each of the HMDF Parties (and their respective nominees), if an entity, has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions contemplated hereby and thereby. Except as set forth in Section 3.3 of the HMDF Disclosure Schedule, the execution and delivery by the HMDF Parties of this Agreement and the consummation by them of the Transactions have been duly authorized and approved by the boards of directors or other governing body of each of the HMDF Parties (if an entity), such authorization and approval remains in effect and has not been rescinded or qualified in any way, and no other proceedings on the part of any such entities are necessary to authorize this Agreement and the Transactions. Each of this Agreement and the Transaction Documents to which any HMDF Party is a party has been duly executed and delivered by such party and constitutes the valid, binding, and enforceable obligation of each of them, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 3.4 Subsidiaries. Section 3.4 of the HMDF Disclosure Schedule lists, as of the date hereof, all Subsidiaries of HMDF and indicates as to each the type of entity, its jurisdiction of organization and its stockholders or other equity holders. Except as set forth in Section 3.4 of the HMDF Disclosure Schedule, HMDF does not directly or indirectly own any other equity or similar interest in or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Except as set forth in Section 3.4 of the HMDF Disclosure Schedule, HMDF is the direct or indirect owner of all outstanding shares of capital stock of its Subsidiaries, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are owned by HMDF free and clear of all Liens. Except as set forth in Section 3.4 of the HMDF Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiaries of HMDF or otherwise obligating any Subsidiaries of HMDF to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.
Section 3.5 No Conflicts. Except as set forth in Section 3.5 of the HMDF Disclosure Schedule, the execution and delivery of this Agreement or any of the Transaction Documents contemplated hereby by each of the HMDF Parties and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets and properties of any HMDF Entity under any provision of: (i) any HMDF Constituent Instrument; (ii) any HMDF Material Contract (as defined in Section 3.18(a) herein) to which any HMDF Entity is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) conflict with any Material Permit of a HMDF Entity; (b) subject to the filings and other matters referred to in Section 3.6, any material Judgment applicable to any HMDF Entity, or its properties or assets, (c) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which any HMDF Entity is a party; or (d) cause any of the assets owned by any HMDF Party to be reassessed or revalued by any Governmental Authority, except, in the case of clauses (a)(ii), (a)(iii), (b), (c) and (d) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the HMDF Entities.
Section 3.6 Consents and Approvals. Except as set forth in Section 3.6 of the HMDF Disclosure Schedule, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with any Governmental Authority (“Consent”) is required to be obtained or made by or with respect to any HMDF Party, in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, except for (a) such Consents as may be required under applicable state securities laws and the securities laws of any foreign country; and (b) such other Consents which, if not obtained or made, would not have a Material Adverse Effect on the HMDF Parties and would not prevent or materially alter or delay any of the Transactions.

Section 3.7 Financial Statements and Projections. The projections furnished by the HMDF Entities to TM on or prior to the date hereof and attached to Section 3.7 of the HMDF Disclosure Schedule (the “Projections”) have been prepared by HMDF in light of the past operations of its businesses, but including future payments of known contingent liabilities, and reflect projections for the three (3) year period beginning on January 1, 2009 on a year-by-year basis. The Projections are based upon the same accounting principles as those used in the preparation of the HMDF Financial Statements described above and the estimates and assumptions stated therein, all of which HMDF believes to be reasonable and fair in light of current conditions and current facts known to HMDF and, as of the date hereof, reflect HMDF’s good faith and reasonable estimates of the future financial performance of the HMDF Entities and its Subsidiaries for the period set forth therein.
Section 3.8 Absence of Certain Changes or Events. Except as disclosed in the HMDF Financial Statements or in Section 3.8 of the HMDF Disclosure Schedule, from December 31, 2008 to the date of this Agreement, there has not been:
(a) any event, situation or effect (whether or not covered by insurance) that has resulted in, or to the HMDF Entities’ Knowledge, is reasonably likely to result in, a Material Adverse Effect on the HMDF Entities;
(b) any damage, destruction or loss to, or any material interruption in the use of, any of the assets of any of the HMDF Entities (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on the HMDF Entities;
(c) any material change to a Material Contract by which any of the HMDF Entities or any of its respective assets is bound or subject;
(d) any mortgage, pledge, transfer of a security interest in, or Lien, created by any of the HMDF Entities, with respect to any of its material properties or assets, except for Permitted Liens;
(e) any loans or guarantees made by any of the HMDF Entities to or for the benefit of its shareholders, officers or directors, or any members of their immediate families, or any material loans or guarantees made by the HMDF Entities to or for the benefit of any of its employees or any members of their immediate families, in each case, other than travel advances and other advances made in the ordinary course of its business;
(f) any change of the identity of its auditors or material alteration of any of the HMDF Entities’ method of accounting or accounting practice;

(g) any declaration, accrual, set aside or payment of dividend or any other distribution of cash or other property in respect of any shares of capital stock of any of the HMDF Entities or any purchase, redemption or agreements to purchase or redeem by any of the HMDF Entities of any shares of capital stock or other securities;
(h) any sale, issuance or grant, or authorization of the issuance of equity securities of any HMDF Entity, except pursuant to existing stock option plans of the HMDF Entities;
(i) any amendment to any HMDF Constituent Instruments, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any HMDF Entity;
(j) any creation of any Subsidiary of any HMDF Entity or acquisition by any HMDF Entity of any equity interest or other interest in any other Person;
(k) any material Tax election by any HMDF Entity;
(l) any commencement or settlement of any material Actions (as defined below) by any HMDF Entity; or
(m) any negotiations, arrangements or commitments by any of the HMDF Parties to take any of the actions described in this Section 3.8.
Section 3.9 No Undisclosed Liabilities. Except as set forth in Section 3.9 of the HMDF Disclosure Schedule, the HMDF Entities have no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent, including any obligations to issue capital stock or other securities of the HMDF Entities) due after the date hereof in excess of $100,000, other than (a) those set forth or adequately provided for in the Balance Sheet included in the HMDF Financial Statements (the “HMDF Balance Sheet”), (b) those not required to be set forth in the HMDF Balance Sheet under U.S. GAAP, (c) those incurred since the HMDF Balance Sheet date and not reasonably likely to result in a Material Adverse Effect on the HMDF Entities, and (d) those incurred in connection with the execution of this Agreement.
Section 3.10 Litigation. As of the date of this Agreement, there is no private or governmental action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding (including any partial proceeding such as a deposition) or investigation (“Action”) pending or threatened in writing against any of the HMDF Entities, any of their respective executive officers or directors (in their capacities as such) or any of their respective properties before or by any Governmental Authority which (a) adversely affects or challenges the legality, validity or enforceability of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or would reasonably be expected to result in a Material Adverse Effect on the HMDF Entities. As of the date of this Agreement, there is no Judgment imposed upon any of the HMDF Parties or any of their respective properties, that would prevent, enjoin, alter or materially delay any of the Transactions contemplated by this Agreement, or that would reasonably be expected to have a Material Adverse Effect on the HMDF Entities. Neither the HMDF Entities, nor any director or executive officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a material claim or material violation of or material liability under the company laws and securities laws of any Governmental Authority or a material claim of breach of fiduciary duty.

Section 3.11 Licenses, Permits, Etc. Except as set forth in Section 3.11 of the HMDF Disclosure Schedule, each of the HMDF Entities possesses or will possess prior to the Closing all Material Permits. Such Material Permits are described or set forth on Section 3.11 of the HMDF Disclosure Schedule. True, complete and correct copies of the Material Permits issued to the HMDF Entities have previously been delivered to TM. All such Material Permits are in full force and effect.
Section 3.12 Title to Properties.
(a) Real Property. Section 3.12(a) of the HMDF Disclosure Schedule contains an accurate and complete list and description of (i) all real properties owned or leased by the HMDF Entities (except for such leased real estate for which the annual rental payment is less than $100,000) (collectively, the “Real Property”), and (ii) any lease under which any such Real Property is possessed and which involve an annual rental payment of $100,000 or more (the “Real Estate Leases”). None of the HMDF Entities is in default under any of the Real Estate Leases, and, as of the date of this Agreement, the Chief Executive Officer and the Chief Financial Officer of the HMDF Entities are not aware of any default by any of the lessors thereunder, except any such default that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the HMDF Entities.
(b) Tangible Personal Property. Except as would not reasonably be expected to have a Material Adverse Effect on the HMDF Entities, the HMDF Entities are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use all tangible personal property as reflected in the HMDF Financial Statements, and tangible personal property acquired (and not otherwise disposed of in the ordinary course of business with a value not exceeding $100,000) since December 31, 2008 (collectively, the “Tangible Personal Property”). All Tangible Personal Property is free and clear of all Liens other than Permitted Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.
(c) Accounts Receivable and Inventory. The accounts receivable and inventory of the HMDF Entities (x) reflected in each balance sheet included in the HMDF Financial Statements and (y) that will be reflected in each balance sheet to be included in the HMDF Interim Financial Statements, has been or will be (as applicable) presented in accordance with U.S. GAAP applied in a manner consistent with the accounting principles applied in the preparation of the HMDF Financial Statements.

Section 3.13 Intellectual Property.
(a) Section 3.13 of the HMDF Disclosure Schedule sets forth an accurate and complete listing of all Intellectual Property and applications for Intellectual Property owned, used or held for use by each of the HMDF Entities and material to the conduct of its business, including, as applicable, the Intellectual Property that has been registered (or regarding which an application for registration has been submitted) with any Governmental Authority of any kind. Except as set forth in Section 3.13 of the HMDF Disclosure Schedule, there are no Actions before any Governmental Authority challenging the validity or any HMDF Entity’s ownership of any of such Intellectual Property. All such Intellectual Property owned by each HMDF Entity is owned by it free and clear of any Liens. Except as set forth in Section 3.13(a) of the HMDF Disclosure Schedule, the HMDF Entities’ operation of their business, as such business is currently conducted, does not infringe or misappropriate the Intellectual Property of any other Person. Except as set forth in Section 3.13 of the HMDF Disclosure Schedule, no HMDF Entity has granted to any Person any rights in any such Intellectual Property owned or controlled by such HMDF Entity. Except as set forth in Section 3.13 of the HMDF Disclosure Schedule, (i) no claims are pending or, to the Knowledge of the HMDF Entities, threatened that any of the HMDF Entities is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property owned forth on Section 3.13 of the HMDF Disclosure Schedule; and (ii) to the Knowledge of the HMDF Entities, no Person is infringing the rights of any of the HMDF Entities with respect to any such Intellectual Property.
(b) Section 3.13 of the HMDF Disclosure Schedule lists (i) all licenses, sublicenses and other agreements (“In-Bound Licenses”) pursuant to which a third party authorizes any of the HMDF Entities to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party and material to the conduct of the business of such HMDF Entity, other than In-Bound Licenses that consist solely of “shrink-wrap” and similar commercially available end-user licenses, and (ii) all licenses, sublicenses and other agreements (“Out-Bound Licenses”) pursuant to which any of the HMDF Entities authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by any HMDF Entity and which Out-Bound Licenses are material to the business of such HMDF Entity or pursuant to which any of the HMDF Entities grants rights to use or practice any rights under any Intellectual Property owned by a third party.
Section 3.14 Taxes.
(a) The HMDF Entities have timely filed, or have caused to be timely filed on their behalf, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Legal Requirements. All Tax Returns filed by (or that include on a consolidated basis) any of the HMDF Entities were (and, as to a Tax Return not filed as of the date hereof, will be) in all respects true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax returns, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on the HMDF Entities. There are no unpaid Taxes of any of the HMDF Entities claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes of any of the HMDF Entities for any period for which Tax Returns have been filed, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect on the HMDF Entities.

(b) Section 3.14(b) of the HMDF Disclosure Schedule lists all the relevant Governmental Authorities in charge of taxation in which Tax Returns are filed with respect to the HMDF Entities, and indicates those Tax Returns that have been audited or that are currently the subject of an audit since January 1, 2002. None of the HMDF Entities has received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to, any Taxes of any of the HMDF Entities for any period. The HMDF Entities have delivered or made available to TM correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by the HMDF Entities, for and during fiscal years 2002 through 2007.
(c) The HMDF Financial Statements reflect an adequate reserve for all Taxes payable by the HMDF Entities (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. None of the HMDF Entities is a party to or bound by any Tax indemnity, Tax sharing or similar agreement, and the HMDF Entities currently have no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against any of the HMDF Entities, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the HMDF Entities.
(d) None of the HMDF Entities has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. None of the HMDF Entities has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No power of attorney currently in force has been granted by any of the HMDF Entities concerning any Taxes or Tax Return.
(e) None of the HMDF Entities (i) is currently engaged in the conduct of a trade or business within the United States; (ii) is a corporation or other entity organized or incorporated in the United States; and (iii) has or has ever owned any United States real property interests as described in Section 897 of the Code.

Section 3.15 Employment Matters.
(a) Benefit Plan. Except as set forth in Section 3.15(a) of the HMDF Disclosure Schedule, none of the HMDF Entities has or maintains any material bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing material benefits to any current or former employee, officer or director of any of the HMDF Entities (collectively, “HMDF Benefit Plans”). Except as set forth in Section 3.15(a) of the HMDF Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of any of the HMDF Entities. Except as set forth in Section 3.15(a) of the HMDF Disclosure Schedule, as of the date of this Agreement, there are no severance or termination agreements or arrangements currently in effect between any of the HMDF Entities and any of its current or former employees, officers or directors, nor do any of the HMDF Entities have any general severance plan or policy currently in effect for any of its employees, officers or directors. Since December 31, 2008, there has not been any adoption or amendment in any material respect by any of the HMDF Entities of any HMDF Benefit Plan.
(b) Labor Matters. Except as disclosed in Section 3.15(b) of the HMDF Disclosure Schedule, (a) there are no collective bargaining or other labor union agreements to which any of the HMDF Entities is a party or by which it is bound; (b) no material labor dispute exists or, to the Knowledge of the HMDF Entities, is imminent with respect to any of the employees of any of the HMDF Entities; (c) to the Knowledge of the HMDF Entities, none of the HMDF Entities is, and no event, condition or other circumstance exists as of the date hereof which could reasonably be expected to cause any HMDF Entity to become, the subject of any Actions asserting that any of the HMDF Entities has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (d) there is no strike, work stoppage or other labor dispute involving any of the HMDF Entities pending or, to the HMDF Entities’ Knowledge, threatened; (e) no complaint, charge or Actions by or before any Governmental Authority brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to HMDF Entities’ Knowledge, threatened against any of the HMDF Entities; (f) no material grievance is pending or, to the HMDF Entities’ Knowledge, threatened against any of the HMDF Entities; and (g) none of the HMDF Entities is a party to, or otherwise bound by, any consent decree with, or to the Knowledge of the HMDF Entities, citation by, any Governmental Authorities relating to employees or employment practices.
Section 3.16 Transactions With Affiliates and Employees. Except as disclosed in Section 3.16 of the HMDF Disclosure Schedule, none of the executive officers or directors of the HMDF Entities and none of the HMDF Shareholders is presently a party, directly or indirectly, to any transaction with any of the HMDF Entities that is required to be disclosed under Rule 404(a) of Regulation S-K (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any executive officer, director or, to the Knowledge of the HMDF Entities, any entity in which any executive officer or director has a substantial interest or is an officer, director, trustee or partner.
Section 3.17 Insurance. Section 3.17 of the HMDF Disclosure Schedule (i) sets forth an accurate and complete list of each insurance policy or contract which covers any of the HMDF Entities or to which any of the HMDF Entities is party, and (ii) lists all pending claims and the claims history for each HMDF Entity during the current year and the three (3) preceding years. All such insurance policies are in full force and effect, all premiums due thereon have been paid or provided for and the HMDF Entities have complied with the material provisions of such policies. The HMDF Entities have been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the HMDF Entities under or in connection with any of their insurance policies. Except as set forth in Section 3.17 of the HMDF Disclosure Schedule, the HMDF Entities are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the HMDF Entities are engaged and in the geographic areas where any of which engages in such businesses.

Section 3.18 Material Contracts.
(a) HMDF has made available to TM, prior to the date of this Agreement, true, correct and complete copies of each of the following written Contracts, as amended and supplemented to which any of the HMDF Entities is a party: (i) Contracts that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K; (ii) Contracts (including all advertising and advertising-related agreements) pursuant to which any of the HMDF Entities has received or has paid amounts in excess of an aggregate of $100,000 during the fiscal year ended December 31, 2008; (iii) Contracts that are in full force and effect with any bus company or transportation company or authority; (iv) Contracts that are in full force and effect with any program or content provider (including any television stations or video press); (v) Contracts that relate to the acquisition, disposition or transfer of any equipment; (vi) loan agreements, indentures or similar Contracts relating to any indebtedness in excess of $250,000; (vii) partnership, joint venture or similar Contracts; (viii) Contracts with a Governmental Authority or any Person affiliated with a Governmental Authority; (ix) Contracts that relate to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise); (x) the Structure Agreements; and (xi) Contracts that restrict or purport to restrict the right of any Person to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions) or to compete with any Person or grant any exclusive distribution rights, in any market, field or territory (each, a “HMDF Material Contract”). A list of each such HMDF Material Contract is set forth on Section 3.18 of the HMDF Disclosure Schedule. Except as set forth on Section 3.18 of the HMDF Disclosure Schedule, none of the HMDF Entities is party to any oral or unwritten Contracts that would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K. Except as set forth on Section 3.18 of the HMDF Disclosure Schedule, as of the date of this Agreement, none of the HMDF Entities is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the HMDF Entities; and, to the Knowledge of the HMDF Entities, except as set forth on Section 3.18 of the HMDF Disclosure Schedule, as of the date of this Agreement, no other Person has violated or breached, or committed any default under, any HMDF Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the HMDF Entities.

(b) Each HMDF Material Contract is a legal, valid and binding agreement and is in full force and effect. Except as set forth on Section 3.18 of the HMDF Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect on the HMDF Entities, (i) none of the HMDF Entities is in breach or default of any HMDF Material Contract to which it is a party; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any HMDF Material Contract; (B) permit any of the HMDF Entities or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any HMDF Material Contract; and (iii) none of the HMDF Entities has received notice of the pending or threatened cancellation, revocation or termination of any HMDF Material Contract to which it is a party. Except as set forth on Section 3.18 of the HMDF Disclosure Schedule, since December 31, 2008, none of the HMDF Entities has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any HMDF Material Contract.
(c) Section 3.18 of the HMDF Disclosure Schedule sets forth all of the Structure Agreements, which constitute all of the Contracts enabling HMDF to effect control over and consolidate with its financial statements each HMDF Entity (including FF). The execution, delivery and performance of each Structure Agreement by the parties thereto did not and is not reasonably expected to (i) result in any material violation of the business license, articles of association, other constitutional documents (if any) or permits of any HMDF Party; (ii) result in any violation of or penalty under any laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the PRC as in effect as of the date hereof; or (iii) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any other Contract, license, indenture, mortgage, deed of trust, loan agreement, note, lease or other agreement or instrument in effect as of the date hereof to which any of them is a party or by which any of them is bound or to which any of their property or assets is subject; except, in the case of clause (ii) and (iii), as would not reasonably be expected to have a Material Adverse Effect on the HMDF Parties. No breach or default under any of the Structure Agreements by any HMDF Party will occur as a result of the execution, delivery and performance of this Agreement or any other Transaction Document. Except as set forth in Section 3.18 of the HMDF Disclosure Schedule, consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not (and will not give any Person a right to) terminate or modify any rights of, or accelerate or augment any obligation of, any HMDF Party under any Structure Agreement.
Section 3.19 Compliance with Applicable Laws. Except as set forth in Section 3.19 of the HMDF Disclosure Schedule, the HMDF Entities are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment to which they are subject, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the HMDF Entities. Except as set forth in Section 3.19 of the HMDF Disclosure Schedule, none of the HMDF Entities has received any written communication during the past two years from a Governmental Authority alleging that any of the HMDF Entities is not in compliance in any material respect with any applicable Law. This Section 3.19 does not relate to matters with respect to Taxes, which are the subject of Section 3.14.

Section 3.20 Foreign Corrupt Practices. None of the HMDF Parties and, to the Knowledge of the HMDF Entities, any of their respective Representatives, has, in the course of its actions for, or on behalf of, any of the HMDF Entities, directly or indirectly, (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any Governmental Authority or any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”); or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment in connection with the operations of the HMDF Entities to any foreign or domestic government official or employee.
Section 3.21 Money Laundering Laws. None of the HMDF Parties has violated any money laundering statute or any rules and regulations relating to money laundering statutes (collectively, the “Money Laundering Laws”) and no proceeding involving any of the HMDF Parties with respect to the Money Laundering Laws is pending or, to the Knowledge of the HMDF Entities, is threatened.
Section 3.22 Brokers; Schedule of Fees and Expenses. Except as set forth in Section 3.22 of the HMDF Disclosure Schedule, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of HMDF Parties.
Section 3.23 OFAC. None of the HMDF Parties, any director or officer of any of the HMDF Entities, and, to the Knowledge of the HMDF Entities, any Representative acting on behalf of any of the HMDF Entities is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the HMDF Parties have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

Section 3.24 Additional PRC Representations and Warranties. Except as set forth in Section 3.24 of the HMDF Disclosure Schedule:
(a) All material consents, approvals, authorizations or licenses required under PRC law for the due and proper establishment and operation of FF have been duly obtained from the relevant PRC Governmental Authority and are in full force and effect.
(b) All filings and registrations with the PRC Governmental Authorities required in respect of FF and its operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration for Industry and Commerce, the State Administration of Foreign Exchange, the State Administration of Taxation, the State Administration of Radio, Film and Television, the General Administration of Customs of the PRC and their relevant local counterparts, the tax bureau and other PRC Governmental Authorities that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC rules and regulations, except where the failure to complete such filings and registrations does not, and would not, individually or in the aggregate, have a Material Adverse Effect.
(c) FF has complied with all relevant PRC laws and regulations regarding the contribution and payment of its registered share capital, the payment schedule of which has been approved by the relevant PRC Governmental Authority. There are no outstanding rights to acquire, or commitments made by FF to sell, any of its equity interests.
(d) FF is not in receipt of any letter or notice from any relevant PRC Governmental Authority notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Authority for non-compliance with the terms thereof or with applicable PRC laws, or the need for compliance or remedial actions in respect of the activities carried out by FF.
(e) FF has conducted its business activities within its permitted scope of business or has otherwise operated its business in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Authorities. As to licenses, approvals and government grants and concessions required or material for the conduct of any part of FF’s business which is subject to periodic renewal, FF does not have any Knowledge, as of the date of this Agreement, of any grounds on which renewals of any such licenses, approvals, grants or concessions will not be granted by the relevant PRC Governmental Authorities.
(f) With regard to employment and staff or labor, FF has complied, in all material respects, with all applicable PRC laws and regulations, including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.
Section 3.25 Environmental Matters. Each of the HMDF Entities is in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law and no proceeding involving any of the HMDF Entities with respect to any Environmental Law is pending or, to the Knowledge of the HMDF Entities, is threatened.
Section 3.26 Customers and Suppliers.
(a) Set forth on Section 3.26(a) of the HMDF Disclosure Schedule is a true and correct list of (i) the ten (10) largest customers (measured by revenues paid to the HMDF Entities, in the aggregate, during the twelve-month period ended December 31, 2008), together with the dollar amount of sales made to such customers during such period, (ii) the ten (10) largest suppliers in terms of purchases and leases by the HMDF Entities during the twelve-month period ended December 31, 2008, and (iii) any sole source suppliers of goods or services for which there is no ready alternative to the HMDF Entities on comparable or better terms, together with the dollar amount paid to such suppliers during such period.

(b) Except as set forth in Section 3.26(b) of the HMDF Disclosure Schedule, the relationships of the HMDF Entities with each supplier and customer listed in Section 3.26(a) of the HMDF Disclosure Schedule (including each supplier and customer listed in Section 3.26(a) of the HMDF Disclosure Schedule party to a Contract) are good commercial working relationships. Except as set forth in Section 3.26(b) of the HMDF Disclosure Schedule, no such supplier or customer has canceled or otherwise terminated, or to the HMDF Entities’ Knowledge, threatened to cancel or otherwise terminate, its relationship with the HMDF Entities. Since December 31, 2008, except as provided in Section 3.26(b) of the HMDF Disclosure Schedule, none of the HMDF Parties has received any written or oral notice that any such supplier or customer may cancel, terminate or otherwise materially and adversely modify its relationship with the HMDF Entities (including by modifying its pricing) or limit its services, supplies or materials to the HMDF Entities, either as a result of the consummation of the transactions contemplated by this Agreement or otherwise.
ARTICLE IV
Representations and Warranties of TM
Except as set forth in the Disclosure Schedule of TM attached hereto as Schedule D (the “TM Disclosure Schedule”), TM represents and warrants to the HMDF Parties as follows:
Section 4.1 Capital Structure.
(a) Section 4.1(a) of the TM Disclosure Schedule sets forth, as of the date hereof, the share capitalization of TM and all the outstanding options, warrants or rights to acquire any share capital of TM. Other than those set forth on Section 4.1(a) of the TM Disclosure Schedule: (i) there are no options, warrants or other rights outstanding which give any Person the right to acquire any share capital of TM or to subscribe to any increase of any share capital of TM; and (ii) there are no disputes, arbitrations or litigation proceedings involving TM with respect to the share capital of TM.
(b) Except as set forth in Section 4.1(b) of the TM Disclosure Schedule: (i) no shares of capital stock or other voting securities of TM were issued, reserved for issuance or outstanding and there have not been any issuances of capital securities or options, warrants or rights to acquire the capital securities of TM; (ii) all outstanding shares of the capital stock of TM are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the TM Constituent Instruments (as defined below) or any Contract to which TM is a party or otherwise bound; and (iii) there are no outstanding contractual obligations of TM to repurchase, redeem or otherwise acquire any shares of capital stock of TM.

(c) Except as set forth in Section 4.1(c) of the TM Disclosure Schedule, as of the date of this Agreement: (i) there are no bonds, debentures, notes or other indebtedness of TM having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote (“Voting TM Debt”); and (ii) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which TM is a Party or by which it is bound (A) obligating TM to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, TM or any Voting TM Debt, or (B) obligating TM to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.
(d) Except as set forth in Section 4.1(d) of the TM Disclosure Schedule, TM is not a party to any agreement granting any security holder of TM the right to cause TM to register shares of the capital stock or other securities of TM held by such security holder under the Securities Act. The stockholder list provided to HMDF is a current shareholder list generated by TM’s stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of TM’s capital stock.
Section 4.2 Organization and Standing. TM is duly organized, validly existing and in good standing under the laws of the State of Delaware. TM is duly qualified to do business in each of the jurisdictions in which the property owned, leased or operated by TM or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on TM. TM has the requisite power and authority to own, lease and operate its tangible assets and properties and to carry on its business as now being conducted and, subject to necessary approvals of the relevant Government Authorities, as presently contemplated to be conducted. TM has delivered to HMDF true and complete copies of the certificate of incorporation of TM, as amended to the date of this Agreement and the bylaws of TM, as amended to the date of this Agreement (the “TM Constituent Instruments”).
Section 4.3 Authority; Execution and Delivery; Enforceability. TM has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a Party and to consummate the Transactions. The execution and delivery by TM of this Agreement and the consummation by TM of the Transactions have been duly authorized and approved by the TM Board and no other corporate proceedings on the part of TM are necessary to authorize this Agreement and the Transactions. All action, corporate and otherwise, necessary to be taken by TM to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by TM in connection with the Transactions have been duly and validly taken. Each of this Agreement and the Transaction Documents to which TM is a party has been duly executed and delivered by TM and constitutes the valid, binding, and enforceable obligation of TM, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.4 No Subsidiaries or Equity Interests. TM does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.
Section 4.5 No Conflicts. Except as set forth in Section 4.5 of the TM Disclosure Schedule, the execution and delivery of this Agreement or any of the Transaction Documents by TM and the consummation of the Transactions and compliance with the terms hereof and thereof will not, (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the assets and properties of TM, under, any provision of: (i) any TM Constituent Instrument; (ii) any TM Material Contract (as defined in Section 4.23(a) hereof) to which TM is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) any Material Permit; (b) subject to the filings and other matters referred to in Section 4.6, conflict with any material Judgment or Law applicable to TM, or its properties or assets; (c) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to TM; (d) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Contract to which TM is a party; or (e) cause any of the assets owned by TM to be reassessed or revalued by any Governmental Authority, except, in the case of clauses (a)(ii), (a)(iii), (b), (c), (d) and (e) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on TM.
Section 4.6 Consents and Approvals. Except as set forth in Section 4.6 of the TM Disclosure Schedule, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Authority is required to be obtained or made by or with respect to TM in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) the filing with, and clearance by the SEC of a preliminary proxy statement (the “Proxy Statement”) pursuant to which TM’s stockholders must vote at a special meeting of stockholders to approve, among other thing, this Agreement and the Transactions; (ii) the filing of a Form 8-K with the SEC within four (4) business days after the execution of this Agreement and of the Closing Date; (iii) any filings as required under applicable securities laws of the United States and the securities laws of any foreign country; (iv) any filing required with the AMEX; and (v) the procurement of such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on TM and would not prevent, or materially alter or delay consummation of any of the Transactions.

Section 4.7 SEC Documents. TM has filed all reports, schedules, forms, statements and other documents required to be filed by TM with the SEC since October 17, 2007, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “TM SEC Documents”). As of its respective filing date, each TM SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such TM SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any TM SEC Document has been revised or superseded by a later filed TM SEC Document, none of the TM SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of TM included in the TM SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of TM as of the dates thereof and the consolidated results of their operations and cash flows as at the respective dates of and for the periods referred to in such financial statements (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the omission of notes to the extent permitted by Regulation S-X of the SEC).
Section 4.8 Internal Accounting Controls. TM maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. TM’s officers have established disclosure controls and procedures for TM and designed such disclosure controls and procedures to ensure that material information relating to TM is made known to the officers by others within those entities.
Section 4.9 Solvency. Based on the financial condition of TM as of the Closing Date (and assuming that the Closing shall have occurred and the monies in the Trust Fund are released to TM), (i) TM’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of TM’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) TM’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs taking into account the particular capital requirements of the business conducted by TM and projected capital requirements and capital availability thereof, and (iii) the current cash flow of TM, together with the proceeds TM would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid. TM does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

Section 4.10 Absence of Certain Changes or Events. Except as disclosed in Section 4.10 of the TM Disclosure Schedule, from the date of the most recent audited financial statements and interim financial statements included in the filed TM SEC documents to the date of this Agreement, there has not been:
(a) any event, situation or effect (whether or not covered by insurance) that has resulted in, or to TM’s Knowledge, is reasonably likely to result in, a Material Adverse Effect on TM;
(b) any damage, destruction or loss to, or any material interruption in the use of, any of the assets of TM (whether or not covered by insurance) that has had or could reasonably be expected to have a Material Adverse Effect on TM;
(c) any material change to a material Contract by which TM or any of its assets is bound or subject;
(d) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(e) any resignation or termination of employment of the Chief Executive Officer, Chief Financial Officer, President or the Secretary of TM;
(f) any mortgage, pledge, transfer of a security interest in, or Lien, created by TM, with respect to any of its material properties or assets, except for Permitted Liens;
(g) any loans or guarantees made by TM to or for the benefit of its officers or directors, or any members of their immediate families, or any material loans or guarantees made by TM to or for the benefit of any of its employees or any members of their immediate families, in each case, other than travel advances and other advances made in the ordinary course of its business;
(h) any declaration, setting aside or payment or other distribution in respect of any of TM’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by TM;
(i) any alteration of TM’s method of accounting or the identity of its auditors;
(j) any issuance of equity securities to any officer, director or affiliate, except pursuant to existing TM shares option plans; or
(k) any negotiations, arrangements or commitments by TM to take any of the actions described in this Section 4.10.

Section 4.11 Undisclosed Liabilities. Except as set forth in Section 4.11 of the TM Disclosure Schedule, TM has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) due after the date hereof other than those not required to be set forth on a balance sheet of TM or in the notes thereto under U.S. GAAP. Section 4.11 of the TM Disclosure Schedule sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of TM) due after the date hereof.
Section 4.12 Litigation. As of the date hereof, there is no Action which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on TM. Neither TM, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.
Section 4.13 Compliance with Applicable Laws. Except as set forth in Section 4.13 of the TM Disclosure Schedule, TM is in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on TM. Except as set forth in Section 4.13 of the TM Disclosure Schedule, TM has not received any written communication during the past two (2) years from a Governmental Authority alleging that TM is not in compliance in any material respect with any applicable Law.
Section 4.14 Sarbanes-Oxley Act of 2002. TM is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and as of the Closing. There has been no change in TM’s accounting policies since inception except as described in the notes to the TM Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by TM’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Neither TM, nor to the Knowledge of TM, any Representative of TM, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of TM or their respective internal accounting controls, including any complaint, allegation, assertion or claim that TM has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to TM’s accounting or auditing practices, procedures methodologies or methods of TM or its internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course in connection with the preparation and review of TM’s financial statements and periodic reports. To the Knowledge of TM, no attorney representing TM, whether or not employed by TM, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by TM or any of its officers, directors, employees or agents to the TM Board or any committee thereof or to any director or officer of TM. To the Knowledge of TM, no employee of TM has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable law.

Section 4.15 Certain Registration Matters. Except as specified in Section 4.15 of the TM Disclosure Schedule, and except for registration rights granted in connection with the TM Public Offering or pursuant to the Registration Rights Agreement, TM has not granted or agreed to grant to any Person any rights (including “piggy-back” registration rights) to have any securities of TM registered with the SEC or any other Governmental Authority that have not been satisfied.
Section 4.16 Broker’s and Finders’ Fees. Except for fees payable to Pali Capital, Inc. and Sinova Capital pursuant to agreements previously delivered to the HMDF Parties and except for fees and expenses of finders in connection with Permitted Financings payable in cash or as otherwise specified in Section 4.16 of the TM Disclosure Schedule, TM has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any Transaction. Notwithstanding anything in this Agreement to the contrary, Section 4.16 of the TM Disclosure Schedule may not be amended without the consent of the HMDF Parties.
Section 4.17 Minute Books. The minute books of TM made available to HMDF contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of TM since inception and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.
Section 4.18 Vote Required. The approval of the TM Board and the affirmative vote of the stockholders of TM in accordance with Section 9.1 hereof are the only approvals or votes necessary to approve this Agreement and the Transactions; provided, however, that TM will not consummate the Transactions if Public Stockholders holding 30% or more of the Publicly Held Common Stock, vote against the Share Exchange and exercise their Conversion Rights described in the TM Prospectus.
Section 4.19 Board Approval. The TM Board (including any required committee or subgroup of the TM Board) has, as of the date of this Agreement, (i) adopted resolutions declaring the advisability of and approving this Agreement and the Transactions, and (ii) determined that the Transactions are in the best interests of the stockholders of TM.
Section 4.20 AMEX Quotation. The Common Stock and TM Warrants are quoted on the AMEX. There is no Action pending or, to the Knowledge of TM, threatened against TM by AMEX with respect to any intention by such entities to prohibit or terminate the quotation of such securities on the AMEX. The Common Stock and TM Warrants are registered pursuant to Section 12(g) of the Exchange Act and TM has taken no action designed to, or which is likely to have the effect of, terminating the registration of such securities under the Exchange Act nor has TM received any notification that the SEC is contemplating terminating such registration.

Section 4.21 Trust Fund. Section 4.21 of the TM Disclosure Schedule sets forth as of March 31, 2009 the dollar amount (including an accrual for the earned but uncollected interest thereon) held in the trust account established in connection with TM’s Public Offering for the benefit of its Public Stockholders (the “Trust Fund”) for use by TM in connection with a business combination as set forth in the TM Constituent Instruments. Section 4.21 of the TM Disclosure Schedule sets forth as of March 31, 2009 the dollar amount of the Trust Fund that represents deferred underwriting commissions which will be paid to the underwriters of TM’s Public Offering at the Closing.
Section 4.22 Transactions With Affiliates and Employees. Except as set forth in Section 4.22 of the TM Disclosure Schedule, none of the officers or directors of TM and, to the Knowledge of TM, none of the employees of TM is presently a party to any transaction with TM that is required to be disclosed under Rule 404(a) of Regulation S-K (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Knowledge of TM, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
Section 4.23 Material Contracts.
(a) TM has made available to HMDF, prior to the date of this Agreement, true, correct and complete copies of each material contract which would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K or pursuant to which TM receives or pays amounts in excess of $100,000 (each a “TM Material Contract”). A list of each such TM Material Contract is set forth on Section 4.23 of the TM Disclosure Schedule. As of the date of this Agreement, TM is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any TM Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on TM; and, to the Knowledge of TM, as of the date of this Agreement, no other Person has violated or breached, or committed any default under, any TM Material Contract, except for violations, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on TM.
(b) Each TM Material Contract is a legal, valid and binding agreement, and is in full force and effect, and (i) TM is not in breach or default of any TM Material Contract in any material respect; (ii) no event has occurred or circumstance has existed that (with or without notice or lapse of time), will or would reasonably be expected to, (A) contravene, conflict with or result in a violation or breach of, or become a default or event of default under, any provision of any TM Material Contract; (B) permit TM or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any TM Material Contract; or (iii) TM has not received notice of the pending or threatened cancellation, revocation or termination of any TM Material Contract to which it is a party. Since December 31, 2008, TM has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any TM Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be expected to have a Material Adverse Effect on TM.

Section 4.24 Taxes.
(a) all Tax Returns that are or were required to be filed by it have been timely filed, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on TM. There are no unpaid Taxes of TM claimed to be due by any Governmental Authority in charge of taxation of any jurisdiction, nor any claim for additional Taxes of TM for any period for which Tax Returns have been filed, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on TM, and the officers of TM know of no basis for any such claim.
(b) TM has not received any notice that any Governmental Authority will audit or examine (except for any general audits or examinations routinely performed by such Governmental Authorities), seek information with respect to, or make material claims or assessments with respect to, any Taxes of TM for any period. TM has delivered to HMDF correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by TM from its inception.
(c) The TM financial statements reflect an adequate reserve for all Taxes payable by TM (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. TM is neither a party to nor is it bound by any tax indemnity, tax sharing or similar agreement and TM currently has no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against TM, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on TM.
Section 4.25 Foreign Corrupt Practices. Neither TM, nor to TM’s Knowledge, any Representative of TM has, in the course of its actions for, or on behalf of, TM (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the FCPA; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on TM.

Section 4.26 Money Laundering Laws. The operations of TM are and have been conducted at all times in compliance with Money Laundering Laws and no proceeding involving TM with respect to the Money Laundering Laws is pending or, to the Knowledge of the officers of TM, is threatened.
ARTICLE V
Conduct Prior To The Closing
Section 5.1 Covenants of HMDF Parties . During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, the HMDF Parties agree that each of the HMDF Entities shall use commercially reasonable efforts, or cause such entities to use commercially reasonable efforts, to (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other Parties), (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, and (ii) use its commercially reasonable efforts consistent with past practice to keep available the services of its present officers, directors and employees and use its commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that there shall not be a Material Adverse Effect in its ongoing businesses as of the Closing Date. The HMDF Parties agree to promptly notify TM of any material event or occurrence not in the ordinary course of its business that would have or reasonably be expected to have a Material Adverse Effect on the HMDF Entities. Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except for (i) the Permitted Financing, (ii) as listed on Section 5.1 of the HMDF Disclosure Schedule or (iii) as otherwise expressly permitted by or provided for in this Agreement, none of the HMDF Parties shall do, allow, cause or permit any of the following actions to occur with respect to any of the HMDF Entities without the prior written consent of TM, which shall not be unreasonably delayed or withheld:
(a) Charter Documents and Structure Agreements. Cause or permit any amendments to or termination of (i) any of the HMDF Constituent Instruments or any other equivalent organizational documents or (ii) any of the Structure Agreements, except, in each case, as contemplated by this Agreement and necessary, to the extent to which shall not have any effect on this Agreement;
(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

(c) Material Contracts. Enter into any new Material Contract, or violate, amend or otherwise modify or waive any of the terms of any existing Material Contract, other than (i) in the ordinary course of business consistent with past practice or (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably delayed or withheld) of TM;
(d) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;
(e) Intellectual Property. Transfer or license to any Person or entity any intellectual property rights other than the license of non-exclusive rights to intellectual property rights in the ordinary course of business consistent with past practice;
(f) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to its business, taken as a whole, except in the ordinary course of business consistent with past practice;
(g) Indebtedness. Except in its ordinary course of business, issue or sell any debt securities or guarantee any debt securities of others in excess of $100,000 in the aggregate;
(h) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000, in any one case, or $250,000, in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the HMDF Financial Statements, as applicable;
(i) Acquisitions. Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization, in each case, to the extent that financial statements of or relating to such acquired assets or business would be required under applicable U.S. federal securities laws to be publicly disclosed on a Report on Form 8-K or in the Proxy Statement;

(j) Employment. Except as required to comply with Legal Requirements or agreements or pursuant to plans or arrangements existing on the date hereof, (i) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, executive officer or any collective bargaining agreement, (ii) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, executive officer, (iii) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (iv) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, or (v) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder;
(k) Broker’s and Finder’s Fees. Enter into any binding discussions, negotiations or arrangements with any broker, investment banker, agent or finder, whether in writing or oral, relating to this Agreement or any Transaction, other than with Piper Jaffray in connection with the Transactions.
(l) Other. Agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through (k) above.
Section 5.2 Covenants of TM . From the date hereof until the earlier of the termination of this Agreement or the Closing Date, TM agrees that TM shall use commercially reasonable efforts to, except to the extent expressly contemplated by this Agreement or as consented to in writing by the other Parties, (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations and (ii) keep available the services of its present officers, directors and employees and to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that there shall not be a Material Adverse Effect in its ongoing businesses as of the Closing Date. TM agrees to promptly notify the HMDF Parties of any material event or occurrence not in the ordinary course of its business and of any event that would have a Material Adverse Effect on TM. Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except for (i) the Permitted Financing, (ii) as listed on Section 5.2 of the TM Disclosure Schedule or (iii) as otherwise expressly permitted by or provided for in this Agreement, TM shall not do, allow, cause or permit any of the following actions to occur without the prior written consent of the HMDF Parties, which consent shall not be unreasonably delayed or withheld:
(a) Charter Documents. TM shall not adopt or propose any change in any of its constituent instruments except for such amendments required by any Legal Requirement or the rules and regulations of the SEC or AMEX or as are contemplated by this Agreement (or such other applicable national securities exchange).

(b) Accounting Policies and Procedures. TM shall not change any method of accounting or accounting principles or practices by TM, except for any such change required by any Legal Requirement or by a change in any Legal Requirement or U.S. GAAP;
(c) SEC Reports. TM shall not fail to timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished (except those filings by affiliates of TM required under Section 13(d) or 16(a) of the Exchange Act which do not have a Material Adverse Effect on TM);
(d) Dividends; Changes in Capital Stock. TM shall not declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock;
(e) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets;
(f) Material Contracts. Enter into any new TM Material Contract, or violate, amend or otherwise modify or waive any of the terms of any existing TM Material Contract, other than (i) contracts involving the payment or receipt by TM of no more than $100,000, individually, or in the aggregate, that, in TM’s reasonable judgment, are necessary for the completion of the Transactions; or (ii) upon prior consultation with, and prior written consent (which shall not be unreasonably delayed or withheld) of the HMDF Parties;
(g) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;
(h) Indebtedness. Issue or sell any debt securities or guarantee any debt securities of other Persons;
(i) Payment of Obligations. Pay, discharge or satisfy in an amount in excess of $100,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than (i) in the ordinary course of business, and (ii) the payment, discharge or satisfaction of liabilities reflected or reserved against in the TM financial statements, as applicable;
(j) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements;

(k) Acquisitions. Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, to its business, taken as a whole, or acquire any equity securities of any corporation, partnership, association or business organization;
(l) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;
(m) Litigation. Initiate, compromise or settle any material litigation or arbitration proceedings; and
(n) Other. Agree in writing or otherwise to take any of the actions described in Sections 5.2(a) through (m) above.
ARTICLE VI
Covenants of the HMDF Parties
Section 6.1 Access to Information . Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which any HMDF Party is subject, between the date of this Agreement and the Closing Date, subject to TM’s undertaking to use its commercially reasonable efforts to keep confidential and protect the Trade Secrets of the HMDF Parties against any disclosure, the HMDF Parties will permit TM and its Representatives reasonable access at dates and times agreed upon by the applicable HMDF Party and TM, to all of the books and records of HMDF which are necessary for (i) the preparation and amendment of the Proxy Statement and such other filings or submissions in accordance with SEC rules and regulations as are necessary to consummate the Transactions and as are necessary to respond to requests of the SEC’s staff, TM’s accountants and relevant Governmental Authorities or (ii) TM to confirm any of the financial statements or reports delivered by the HMDF Entities pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the failure to use commercially reasonable efforts to protect against any disclosure of any Trade Secrets of HMDF Parties by TM or any of its Representatives in violation of this Section, shall constitute a breach of a covenant in a material respect pursuant to Section 11.1(c) hereof; provided, however, that TM may make a disclosure otherwise prohibited by this Section 6.1 if required by applicable law or regulation or regulatory, administrative or legal process (including, without limitation, by oral questions, interrogatories, requests for information, subpoena of documents, civil investigative demand or similar process) or the rules and regulations of the SEC or any stock exchange having jurisdiction over TM. In the event that TM or any of its Representatives is requested or required to disclose any Trade Secrets of HMDF Parties as provided in the proviso in the immediately preceding sentence, TM shall provide the HMDF Entities with prompt written notice of any such request or requirement so that the HMDF Entities may seek a protective order or other appropriate remedy.

Section 6.2 Financial Information.
(a) TM acknowledges and agrees that HMDF shall engage CCIF and a US accounting firm to render accounting reports jointly (“Report”) and that TM shall accept the Report. On or before five (5) days following the date hereof, HMDF shall furnish TM the audited consolidated financial statements of the HMDF Entities for the fiscal years ended December 31, 2006, 2007 and 2008 (collectively, the “HMDF Financial Statements”). The HMDF Financial Statements, including the notes thereto, shall have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be otherwise specified in the notes thereto) by an independent public accounting firm acceptable to TM and shall be suitable for inclusion in the Proxy Statement. The HMDF Financial Statements will fairly present in all material respects the financial condition and operating results, change in stockholders’ equity and cash flow of HMDF, as of the dates, and for the periods, indicated therein. The HMDF Entities do not and shall not have any Off-Balance Sheet Arrangements.
(b) The HMDF Entities shall deliver to TM within thirty (30) days after the end of each fiscal quarter consolidated and consolidating financial information regarding the HMDF Entities (the “HMDF Quarterly Interim Financial Statements”), certified by the Chief Executive Officer or Chief Financial Officer of HMDF, including (i) unaudited balance sheets as of the close of such fiscal quarter and the related statements of income and cash flow for that portion of the fiscal year ending as of the close of such fiscal quarter and (ii) unaudited statements of income and cash flows for such fiscal quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year, all prepared in accordance with U.S. GAAP.
(c) The HMDF Entities shall deliver to TM within fifteen (15) days after the end of each calendar month any financial information regarding the HMDF Entities prepared by its management in the ordinary course of business consistent with past practice (the “HMDF Monthly Interim Financial Statements” and, together with the HMDF Quarterly Interim Financial Statements, the “HMDF Interim Financial Statements”), certified by the Chief Executive Officer or Chief Financial Officer of HMDF, including (i) unaudited balance sheets as of the close of such calendar month and the related statements of income and cash flow for that portion of the fiscal year ending as of the close of such calendar month and (ii) unaudited statements of income and cash flows for such calendar month, in each case setting forth in comparative form the figures for the corresponding period in the prior year, all prepared in accordance with U.S. GAAP. The HMDF Interim Financial Statements will fairly present in all material respects the financial condition and operating results, change in stockholders’ equity and cash flow of the HMDF Entities, as of the dates, and for the periods, indicated therein, subject to the normal, recurring year-end adjustments.
Section 6.3 Insurance . Through the Closing Date, the HMDF Entities and each HMDF Shareholder shall cause the HMDF Entities to maintain insurance policies providing insurance coverage for the businesses in which the HMDF Entities are engaged and the assets and properties of the HMDF Entities of the kinds, in the amounts and against the risks as are commercially reasonable for such businesses and risks covered and for the geographic areas where any of the HMDF Entities engages in such businesses.

Section 6.4 Exclusivity; No Other Negotiations.
(a) None of the HMDF Entities and the HMDF Shareholders shall take (or authorize or permit any Representative by or acting for or on behalf of the HMDF Entities and/or any of the HMDF Shareholders to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person other than TM: (i) relating to the acquisition of any capital stock or other voting securities of any of the HMDF Entities or any assets of the HMDF Entities other than sales of assets in the ordinary course of business (including any acquisition structured as a merger, consolidation, share exchange or other business combination) (an “Acquisition Proposal”); (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Acquisition Proposal with any of the HMDF Entities and/or any HMDF Shareholder; (iii) to participate in discussions or negotiations with or to furnish or cause to be furnished any information with respect to any of the HMDF Entities or afford access to the assets and properties or books and records of the HMDF Entities to any Person (other than as contemplated by Section 6.1) who any of the HMDF Entities (or any such Person acting for or on their behalf) knows or has reason to believe is in the process of considering any Acquisition Proposal relating to any of the HMDF Entities; (iv) to participate in any discussions or negotiations regarding, furnish any material non-public information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing; or (v) to take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.
(b) The HMDF Parties will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 6.4(a) above, if applicable. The HMDF Parties will promptly (i) notify TM if any of the HMDF Parties receives any proposal or inquiry or request for information in connection with an Acquisition Proposal, and (ii) notify TM of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal.
(c) The covenants, agreements and obligations set forth in this Section 6.4 shall remain binding and in full force and effect unless and until this Agreement and the Transactions are terminated in accordance with Section 11.1(b) of this Agreement.
Section 6.5 Fulfillment of Conditions. The HMDF Parties shall use their commercially reasonable efforts to fulfill the conditions specified in Article IX to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the Transactions contemplated hereby, (b) engaging in a road show, at mutually agreed to times and places, to seek the approval of the Transactions, and (c) taking or refraining from such actions as may be necessary to fulfill such conditions (including using their commercially reasonable efforts to conduct their business in such manner that on the Closing Date the representations and warranties of the each of the HMDF Parties contained herein shall be accurate as though then made, except as contemplated by the terms hereof).

Section 6.6 Disclosure of Certain Matters . From the date hereof through the Closing Date, each of the HMDF Parties shall give TM prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on the HMDF Entities, or (b) would require any amendment or supplement to the Proxy Statement.
Section 6.7 Regulatory and Other Authorizations; Notices and Consents.
(a) The HMDF Entities shall use their commercially reasonable efforts to obtain all material Consents that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate with TM in promptly seeking to obtain all such authorizations, consents, orders and approvals.
(b) Each HMDF Entity shall give promptly such notices to third parties and use its commercially reasonable efforts to obtain such third party consents and estoppel certificates as are required to consummate the Transactions.
(c) TM shall cooperate and use commercially reasonable efforts to assist the HMDF Entities in giving such notices and obtaining such consents and estoppel certificates as are required to consummate the Transactions; provided, however, that TM shall have no obligation to give any guarantee or other consideration of any nature in connection with any such notice, consent or estoppel certificate or to consent to any change in the terms of any agreement or arrangement which TM in its sole discretion may deem adverse to the interests of TM, the HMDF Entities or the business of the HMDF Entities.
Section 6.8 Related Tax. From the date hereof through the Closing Date, each of the HMDF Entities, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities, the failure to file of which could have a Material Adverse Effect on the HMDF Entities, subject to extensions permitted by law and properly granted by the appropriate authority; provided, that HMDF notifies TM that any of the HMDF Entities is availing itself of such extensions, and (ii) pay all Tax shown as due on such Tax Returns. Each HMDF Shareholder covenants and agrees to pay any tax and duties as required to be paid by such Shareholder by any Governmental Authority of the PRC on such Shareholder’s receipt of payments, if any, pursuant to this Agreement.
Section 6.9 Proxy Statement. Each of the HMDF Parties shall provide promptly to TM such information concerning its business affairs and financial statements as may reasonably be required for inclusion in the Proxy Statement, shall direct that its counsel cooperate with TM’s counsel in the preparation of the Proxy Statement and shall request the cooperation of TM’s auditors in the preparation of the Proxy Statement. None of the information supplied or to be supplied by or on behalf of the HMDF Parties for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If any information provided by the HMDF Parties is discovered or any event occurs with respect to any of the HMDF Parties, or any change occurs with respect to the other information provided by the HMDF Parties included in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the HMDF Parties shall notify TM promptly of such event.

Section 6.10 Covenant Not to Sue. In consideration of TM’s entry into this Agreement, each of the HMDF Parties waives all right, title, interest or claim of any kind against the Trust Fund that any of the HMDF Parties may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with TM, and will not seek recourse against the Trust Fund.
Section 6.11 Permitted Financing. Each of the HMDF Parties, on the one hand, and TM, on the other shall cooperate with one another and use their commercially reasonable best efforts to secure the Permitted Financing on or prior to the Closing Date, including by means of involving Piper Jaffray as an additional financial advisor in the event such becomes necessary to ensure the completion of the Permitted Financing. Each of the HMDF Parties shall provide reasonably promptly to TM such information concerning such HMDF Party’s business affairs and financial statements as may reasonably be required to secure the Permitted Financing.
Section 6.12 Effective Control and Consolidation. Each of the HMDF Parties shall cause HMDF to continue to consolidate the financial results of FF with the financial statements of HMDF.
ARTICLE VII
Covenants of TM
Section 7.1 Proxy Statement Filing, SEC Filings and Special Meeting.
(a) TM shall cause a meeting of its stockholders (the “Stockholders’ Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the adoption and approval of, among others, this Agreement and the Transactions contemplated thereby. The TM Board shall recommend to its stockholders that they vote in favor of the adoption of such matters. In connection with the Stockholders’ Meeting, TM (a) will use commercially reasonable efforts to file with the SEC as promptly as practicable, but in any event on or prior to May 27, 2009, the Proxy Statement, which shall serve as a proxy statement pursuant to Section 14(a), Regulation 14A, and Schedule 14A under the Exchange Act and all other proxy materials for such meeting, (b) upon receipt of any comments from the SEC relating thereto, will respond as promptly as practicable and otherwise use its commercially reasonable efforts to obtain approval from the SEC, and following which, will mail to its stockholders the Proxy Statement and any other necessary proxy materials, (c) will use commercially reasonable efforts to obtain the necessary approvals by its stockholders of this Agreement and the Transactions contemplated hereby, and (d) will otherwise comply in all material respects with all Legal Requirements applicable to the Stockholders’ Meeting.

(b) TM will provide to HMDF all correspondence received from and to be sent to the SEC and will not file any amendment to the filings with the SEC without (i) providing HMDF the opportunity to review and comment on any responses to the SEC and (ii) the prior consent of HMDF, which consent shall not be unreasonably delayed or withheld.
Section 7.2 Fulfillment of Conditions. From the date hereof to the Closing Date, TM shall use its commercially reasonable efforts to fulfill the conditions specified in Article IX to the extent that the fulfillment of such conditions is within its control. The foregoing obligation includes (a) the execution and delivery of documents necessary or desirable to consummate the Transactions, (b) engaging in a road show, at mutually agreed to times and places, to seek the approval of the Transactions, and (c) taking or refraining from such actions as may be necessary to fulfill such conditions (including using its commercially reasonable efforts to conduct the business of TM in such manner that on the Closing Date the representations and warranties of TM contained herein shall be accurate as though then made).
Section 7.3 Disclosure of Certain Matters. From the date hereof through the Closing Date, TM shall give HMDF and the HMDF Shareholders prompt written notice of any event or development that occurs that (a) is of a nature that, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on TM, or (b) would require any amendment or supplement to the Proxy Statement.
Section 7.4 Regulatory and Other Authorizations; Notices and Consents. TM shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and will use commercially reasonable efforts to cooperate with HMDF in promptly seeking to obtain all such authorizations, consents, orders and approvals (and in such regard use commercially reasonable efforts to cause the relevant Government Authorities to permit HMDF and/or its counsel to participate in the conversation and correspondence with such Government Authorities together with TM counsel).
Section 7.5 Exclusivity; No Other Negotiations.
(a) TM shall not take (or authorize or permit any Representative retained by or acting for or on behalf of TM to take) directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person: (i) relating to the acquisition by TM of that Person (regardless of the structure of any such acquisitions) or any affiliate of that Person, or (ii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.

(b) TM will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 7.5(a) above, if applicable. TM will promptly (i) notify the HMDF Parties if TM receives any such proposal or inquiry or request for information in connection with such proposal and (ii) notify the HMDF Parties of the significant terms and conditions of any such proposal including the identity of the party making the proposal.
Section 7.6 Related Tax. From the date hereof through the Closing Date, TM, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Authorities, the failure to file of which could reasonably be expected to have a Material Adverse Effect on TM, subject to extensions permitted by law and properly granted by the appropriate authority; provided, that TM notifies HMDF that TM is availing itself of such extensions, and (ii) pay all Tax shown as due on such Tax Returns.
Section 7.7 Valid Issuance of TM Shares. At the Closing, the TM Shares to be issued to the HMDF Shareholders hereunder will be duly authorized, validly issued, fully paid and nonassessable and, when issued and delivered in accordance with the terms hereof for the consideration provided for herein, will be validly issued and will constitute a valid, binding and enforceable obligation of TM in accordance with their terms and will have been issued in compliance with all applicable federal and state securities laws.
ARTICLE VIII
Additional Agreements and Covenants
Section 8.1 Disclosure Schedules . Each of Parties shall, as of the Closing Date, have the obligation to supplement or amend their respective Disclosure Schedules being delivered concurrently with the execution of this Agreement and annexes and exhibits hereto with respect to any matter hereafter arising or discovered which resulted in, or could reasonably be expected to result in a Material Adverse Effect on such Party. The obligations of the Parties to amend or supplement their respective Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, the representations and warranties of the Parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement.
Section 8.2 Confidentiality . Between the date hereof and the Closing Date, each of TM, on the one hand, and the HMDF Parties, on the other hand, shall hold and shall cause their respective Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system, all documents and information concerning the other Party furnished to it by such other Party or its Representatives in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known by the Party to which it was furnished, (b) in the public domain through no fault of such Party, or (c) later lawfully acquired by the Party to which it was furnished from other sources, which source is not a Representative of the other Party, and each Party shall not release or disclose such information to any other Person, except its Representatives in connection with this Agreement. Each Party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other Party in connection with the Transactions, if it exercises the same care as it takes to preserve confidentiality for its own similar information. For the avoidance of doubt, any disclosure of information required to be included by TM or the HMDF Parties in their respective filings with the SEC as required by the applicable laws will not be violation of this Section 8.2.

Section 8.3 Public Announcements . From the date of this Agreement until the Closing or termination of this Agreement, TM and each of the HMDF Entities shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of TM (in the case of HMDF Entities) or any of the HMDF Entities (in the case of TM), except as required by Law or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system. Each Party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.
Section 8.4 Board Composition.
(a) For a period commencing on the Closing Date and ending not sooner than March 31, 2012 (or March 31, 2013 if the Earn-Out Shares applicable to FY2011 have not been issued and delivered pursuant to Section 1.2(e)(i)-(ii) hereof), the Combined Board will consist of seven (7) persons. For a period commencing from the Closing Date until the next annual meeting of stockholders of the Company, or until each director’s successor is elected and takes office, the Combined Board shall consist of: (i) two (2) persons nominated by the TM Representatives (with each such person to have the right to designate an alternate) and (ii) five (5) persons nominated by the HMDF Shareholders (at least three (3) of which shall be “independent directors” as such term is defined in Section 803 of the AMEX Company Guide (the “Independent Directors”); provided, however, that, in the case of clause (ii) above and in the case of clause (ii) above only, such clause may be amended, modified or terminated by the Company after the Closing Date with the consent of the majority of the Independent Directors then serving on the board of the directors of the Company.
(b) Each of the HMDF Shareholders agrees, pursuant to the Voting Agreement, that, for a period commencing from the Closing Date and ending not sooner than March 31, 2011 (or March 31, 2013 if the Earn-Out Shares applicable to FY2011 have not been issued and delivered pursuant to Section 1.2(e)(i)-(ii) hereof), they shall vote all TM Shares then owned by them in favor of the persons nominated by TM Representatives; it being understood that if there is any conflict between the terms of this Section 8.4 and the Voting Agreement (as amended, modified or supplemented in accordance with its terms), the terms of the Voting Agreement will control.

(c) The Combined Board shall, within sixty (60) days following the Closing, establish an audit committee consisting of not less than three (3) Independent Directors.
Section 8.5 Fees and Expenses. Except as expressly provided in Article XI or Article XII, in the event there is no Closing of the Transactions contemplated by this Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses.
Section 8.6 Director and Officer Insurance . As soon as practicable after the date hereof, TM will file an application with a reputable insurance company seeking a tail liability insurance policy (the “Tail Policy”) that will be paid for by the Company upon the Closing and covering those Persons who are currently covered by TM’s directors and officers’ liability insurance policy. The HMDF Shareholders shall use commercially reasonable efforts to cause the Company to purchase (to the extent available in the market) the Tail Policy for the coverage available at a price of up to $200,000 with coverage in amount and scope at least as favorable to such Persons as TM’s existing coverage (or the maximum amount that may be purchased for up to $200,000, which Tail Policy shall continue for at least six (6) years following the Closing.
Section 8.7 Estimates, Projections and Forecasts . Except as otherwise expressly set forth in this Agreement: TM acknowledges and agrees that none of the HMDF Parties is making or has made any representations or warranties whatsoever with respect to any estimates, projections or other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections or forecasts) regarding the HMDF Parties, their business or any other matters; and TM acknowledges and agrees that there are uncertainties inherent in attempting to make any estimates, projections or other forecasts and plans, that TM is familiar with such uncertainties, that TM is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that TM has no claim against the HMDF Parties or anyone else with respect thereto.
ARTICLE IX
Conditions to Closing
Section 9.1 HMDF Parties Conditions Precedent . The obligations of the HMDF Parties to enter into and complete the Closing are subject, at the option of the HMDF Parties, to the fulfillment on or prior to the Closing Date of the following conditions by TM, any one or more of which may be waived by HMDF in writing.

(a) Representations and Covenants. The representations and warranties of TM contained in this Agreement (including the TM Disclosure Schedule) shall be true and correct in all material respects (except that those representations and warranties which are qualified by materiality, Material Adverse Effect or words of similar import shall be true and correct in all respects), in each case, on and as of the Closing Date, and TM shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and TM shall have delivered to HMDF a certificate, dated the Closing Date, to the foregoing effect.
(b) Litigation. No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions, or (ii) which has would reasonably be expected to have, in the reasonable opinion of HMDF, a Material Adverse Effect on the HMDF Entities.
(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2008 which has had or is reasonably likely to cause a Material Adverse Effect on TM.
(d) Filing of Proxy Statement. TM shall have filed the definitive Proxy Statement with the SEC and mailed it to TM’s stockholders.
(e) Approval by TM’s Stockholders. This Agreement and the Transactions contemplated hereby shall have been approved by a majority of the issued and outstanding Common Stock, in accordance with Section 253 of the DGCL and other applicable laws, and the aggregate number of shares of Publicly Held Common Stock held by Public Stockholders who exercise their Conversion Rights with respect to their Common Stock in accordance with the TM Constituent Instruments shall not constitute thirty percent (30%) or more of the Publicly Held Common Stock.
(f) Notice to Trustee. TM shall have, prior to the Closing, delivered to the trustee of the Trust Fund instructions to disburse on the Closing Date the monies in the Trust Fund in accordance with the documents governing the Trust Fund.
(g) Resignations. Effective as of the Closing, the directors and officers of TM who are not continuing directors and the officers of TM following the Closing will have resigned and the copies of the resignation letters (each of which shall include a full release of any claims for past or future employment compensation) of such directors and officers shall have been delivered to HMDF upon the Closing.
(h) SEC Reports. TM shall have filed all reports and other documents required to be filed by TM under the U.S. federal securities laws through the Closing Date.
(i) AMEX Quotation. TM shall have maintained its status as a Company whose Common Stock and TM Warrants are quoted on the AMEX and no reason shall exist as to why such status shall not continue immediately following the Closing.

(j) Secretary’s Certificate. HMDF shall have received a certificate from TM, signed by its Secretary certifying that the attached copies of the TM Constituent Instruments and resolutions of the TM Board approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.
(k) Deliveries. The deliveries required to be made by TM in Article II shall have been made by TM.
(l) Governmental Approval. Each of the HMDF Entities shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby, including such approvals, waivers and consents as may be required under PRC Laws.
(m) Available Working Capital. Either (i) TM shall have sufficient cash and cash equivalents upon the Closing to make the payments required pursuant to Sections 1.2(c) and 12.7 hereof (and any and all other fees and expenses associated with the Transactions for the account of TM) and to repay, perform or satisfy any Permitted Financing (other than periodic interest payments) due by its terms within the thirty-six (36) months following the Closing, and shall have either an additional approximately $10 million in cash and cash equivalents or binding commitments for Permitted Financing in such amount, or (ii) the Permitted Financing shall otherwise be committed by Closing on terms and conditions satisfactory to the HMDF Parties in their reasonable discretion (regardless of the amounts of and various forms of financing contemplated by the definition of Permitted Financing herein or otherwise discussed between the TM Parties and the HMDF Parties prior or subsequent to the date of this Agreement) taking into account the future planned development of the Company after the Closing.
(n) Transaction Documents. The Transaction Documents shall have been executed and delivered by the Parties.
(o) Opinions. HMDF shall have received the opinion of TM’s legal counsel in customary form and substance for transactions similar to the Transactions contemplated in this Agreement.
(p) Certificate of Good Standing. HMDF shall have received a certificate of good standing under the applicable Law of TM.
(q) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting TM’s conduct or operation of the business of TM following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.

(r) SEC Actions. No formal or informal SEC investigation or proceeding shall have been initiated by the SEC against TM or any of its officers or directors.
Section 9.2 TM Conditions Precedent . The obligations of TM to enter into and complete the Closing are subject, at the option of TM, to the fulfillment on or prior to the Closing Date of the following conditions by each of the HMDF Parties, any one or more of which may be waived by TM in writing:
(a) Representations and Covenants. The representations and warranties of the HMDF Parties contained in this Agreement (including the HMDF Disclosure Schedule) shall be true and correct in all material respects (except that those representations and warranties which are qualified by materiality, Material Adverse Effect or words of similar import shall be true and correct in all respects), in each case, on and as of the Closing Date, and each of the HMDF Parties shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the HMDF Parties shall have delivered to TM a certificate, dated the Closing Date, to the foregoing effect.
(b) Litigation. No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Authorities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions, or (ii) which has or may have, in the reasonable opinion of TM, a Material Adverse Effect on TM.
(c) No Material Adverse Change. There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2008 which has had or is reasonably likely to cause a Material Adverse Effect on any of the HMDF Entities.
(d) Approval by TM’s Stockholders. This Agreement and the Transactions contemplated hereby shall have been approved by a majority of the issued and outstanding Common Stock, in accordance with Section 253 of the DGCL and other applicable laws, and the aggregate number of shares of Publicly Held Common Stock held by Public Stockholders who exercise their Conversion Rights with respect to their Common Stock in accordance with the TM Constituent Instruments shall not constitute thirty percent (30%) or more of the Publicly Held Common Stock.
(e) Delivery of HMDF Interim Financial Statements. HMDF shall have furnished TM the HMDF Financial Statements and HMDF Interim Financial Statements in accordance with the terms of this Agreement, which financial statements shall have been prepared in accordance with U.S. GAAP applied on a consistent basis throughout the period involved.
(f) Opinion. TM shall have received the opinion of HMDF’s legal counsel in the PRC in the customary form and substance for Transactions similar to the transactions contemplated by this Agreement.

(g) Officer’s Certificate. TM shall have received a certificate from each of HMDF Parties signed by an authorized officer or representative of such Party, respectively, certifying that the attached copies of each such Party’s constituent instruments and resolutions or other authorizing documents approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.
(h) Certificate of Good Standing. TM shall have received a certificate of good standing or equivalent under the applicable Law of each of HMDF, FF and each other HMDF Entity.
(i) Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any HMDF Entity’s conduct or operation of the business of any of the HMDF Entities following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Authority, domestic or foreign, seeking the foregoing be pending.
(j) Appointment of Chief Financial Officer. HMDF shall have appointed a Chief Financial Officer that is mutually acceptable to HMDF and TM, acting reasonably.
(k) Expenses. All amounts required to be paid pursuant to Section 12.7 shall have been paid in full.
(l) Deliveries. All other deliveries required to be made by the HMDF Parties in Article II shall have been made by them.
(m) Governmental Approval. Each of the HMDF Entities and the HMDF Shareholders shall have timely obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions contemplated hereby, including such approvals, waivers and consents as may be required under PRC Laws.
(n) Transaction Documents. The Transaction Documents shall have been executed and delivered by the Parties.
(o) Investor Representation Letters. The Investor Representation Letters shall have been executed and delivered by each of HMDF Shareholders.
(p) SEC Actions. No formal or informal SEC investigation or proceeding shall have been initiated or sent by the SEC against TM or any of its officers or directors.

ARTICLE X
Indemnification
Section 10.1 Survival . The representations and warranties of the Parties contained in this Agreement, including the schedules and exhibits hereto, shall not survive the Closing; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 4.1(a), 4.2, 4.3, 4.7, 4.20 and 4.21 (the “Basic Representations”) shall survive the Closing for a period equal to any applicable statute of limitations. All of the covenants and obligations of the Parties contained in this Agreement shall survive the Closing unless they expire sooner in accordance with their terms. The term during which any representation, warranty, or covenant survives hereunder is referred to as the “Survival Period.” Anything herein to the contrary notwithstanding, if written notice is properly given pursuant to this Article X with respect to any alleged breach of a representation, warranty, covenant or agreement to which such Party is entitled to be indemnified hereunder prior to the expiration of such representation, warranty, covenant or agreement, such representation, warranty, covenant or agreement shall survive, with respect to the subject matter of such written notice only, until the applicable claim is finally resolved in accordance with the provisions of this Article X.
Section 10.2 Indemnification by the HMDF Shareholders.
(a) The HMDF Shareholders shall, subject to the terms hereof, severally (pro rata in proportion to their pre-Closing percentage ownership of the HMDF Shares) and not jointly indemnify, defend and hold harmless TM (which term, for the purposes of this Article X shall include any of TM’s successors) and permitted assigns (the “TM Indemnified Parties”) from and against any liabilities, loss, claims, damages, fines, penalties, expenses (including costs of investigation and defense and reasonable attorneys’ fees and court costs) (collectively, “Damages”) arising from: (i) any breach of any Basic Representation made by the HMDF Entities in this Agreement (including the HMDF Disclosure Schedule) or in any certificate delivered by the HMDF Entities pursuant to this Agreement; (ii) any breach by any HMDF Entity of its covenants, agreements or obligations in this Agreement to be performed or complied with by such HMDF Entity; (iii) any breach of any Basic Representation made by such HMDF Shareholder in this Agreement (including the HMDF Disclosure Schedule) or in any certificate delivered by such HMDF Shareholder pursuant to this Agreement; and (iv) any breach by such HMDF Shareholder of any of its covenants, agreements or obligations in this Agreement to be performed or complied with by such HMDF Shareholder. Notwithstanding the foregoing, however, the representations, warranties, covenants and obligations contained in this Agreement that relate specifically and solely to a particular HMDF Shareholder are the obligations of that particular HMDF Shareholder only and the other HMDF Shareholders shall not be responsible therefor.
(b) The amount of any and all Damages suffered by TM Indemnified Parties shall be paid in cash, or, at the option of the HMDF Shareholders, may be recovered by delivery of a specified number of TM Shares owned by the HMDF Shareholders (the “Returned Shares”) for repurchase by TM on terms set forth in this Section 10.2(b). If TM suffers Damages and Damages are paid by the HMDF Shareholders through the delivery of Returned Shares in lieu of a cash payment, then such Returned Shares shall be cancelled. If the HMDF Shareholders opt to deliver Returned Shares instead of cash hereunder, the number of Returned Shares to be returned by the HMDF Shareholders shall be equal to the aggregate amount of the indemnifiable Damages agreed to be paid by the HMDF Shareholders, divided by $8.00.

(c) Pursuant to the provisions of this Article X, if any claim for indemnification is to be brought against the HMDF Shareholders on behalf of or by right of TM, such claim shall be determined and approved by a committee of directors comprised of (i) all Independent Directors, and (ii) a director nominated by the TM Representatives, each as elected pursuant to Section 8.4(a) (the “Independent Committee”). Any settlement of any claim described in the immediately preceding sentence shall be determined and approved by the Independent Committee. Any determination or approval of the Independent Committee made pursuant to the provisions of this Article X shall be by majority vote.
Section 10.3 Indemnification by TM.
(a) The Company shall, subject to the terms hereof, indemnify, defend and hold harmless each of the HMDF Parties and their respective successors and permitted assigns (the “HMDF Indemnified Parties”) from and against any Damages arising from: (i) any breach of any Basic Representation made by TM in this Agreement (including the TM Disclosure Schedule) hereof or in any certificate delivered by TM pursuant to this Agreement; or (ii) any breach by TM of its covenants, agreements or obligations in this Agreement to be performed or complied with by TM.
(b) The amount of any and all Damages suffered by the HMDF Indemnified Parties shall be paid in cash or, at the option of the Company, newly issued TM Shares. The number of TM Shares to be issued to the HMDF Indemnified Parties shall be equal to the aggregate amount of the indemnifiable Damages agreed to be paid by the Company, divided by $8.00.
Section 10.4 Limitations on Indemnity.
(a) Notwithstanding any other provision in this Agreement to the contrary, the TM Indemnified Parties shall not be entitled to indemnification pursuant to Section 10.2(a)(i) or 10.2(a)(iii), unless and until the aggregate amount of Damages to the TM Indemnified Parties with respect to such matters under Sections 10.2(a)(i) and (a)(iii) exceeds $1,000,000 (the “Deductible”), and then only to the extent such Damages exceed the Deductible; provided that the aggregate amount of Damages payable by the HMDF Shareholders to the TM Indemnified Parties pursuant to Sections 10.2(a)(i) and 10.2(a)(iii) shall not exceed $25,000,000 (the “Cap”) .
(b) Notwithstanding any other provision in this Agreement to the contrary, the HMDF Parties shall not be liable to, or indemnify the TM Indemnified Parties for any Damages (i) resulting from any nonfulfillment or breach of any such representations, warranties, covenants, and obligations of which HMDF disclosed to TM on or prior to the date hereof; or (ii) that are punitive (except to the extent constituting third party punitive claims), special, consequential, incidental, exemplary or otherwise not actual damages. This Article X constitutes TM’s sole and exclusive remedy for any and all Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby.

(c) Notwithstanding any other provision in this Agreement to the contrary, no HMDF Party shall be entitled to indemnification pursuant to Section 10.3, unless and until the aggregate amount of Damages with respect to such matters under Section 10.3 exceeds the Deductible, and then only to the extent such Damages exceed the Deductible; provided that the aggregate amount of Damages payable by the Company to the HMDF Indemnified Parties pursuant to Section 10.3(a)(i) shall not exceed the Cap.
(d) Notwithstanding any other provision in this Agreement to the contrary, the Company shall not be liable to, or indemnify any HMDF Party for any Damages (i) resulting from any nonfulfillment or breach of any such representations, warranties, covenants, and obligations of which TM disclosed to the HMDF Parties on or prior to the date hereof; or (ii) that are punitive (except to the extent constituting third party punitive claims), special, consequential, incidental, exemplary or otherwise not actual damages. This Article X constitutes the HMDF Parties’ sole and exclusive remedy for any and all Damages or other claims relating to or arising from this Agreement and the transactions contemplated hereby.
Section 10.5 Defense of Third Party Claims. If the Independent Committee determines to make a claim for indemnification under Section 10.2 or any HMDF Party makes a claim for indemnification under Section 10.3 (each as applicable an “Indemnitee”), the Independent Committee or such HMDF Party as applicable shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation, demand or other claim against the Indemnitee (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”). Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof ; provided, that the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such separate counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor under this Article X. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided, that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim or ceasing to defend such claim if, such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. If the Indemnitor assumes such defense, the Indemnitor shall not be liable for any amount required to be paid by the Indemnitee that exceeds, where the Indemnitee has unreasonably withheld or delayed consent in connection with the proposed compromise or settlement of a third party claim, the amount for which that third party claim could have been settled pursuant to that proposed compromise or settlement. In all cases, the Indemnitee shall provide its reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available. If the Indemnitor shall not assume the defense of any such action, lawsuit, proceeding, investigation or other claim, the Indemnitee may defend against such matter as it deems appropriate; provided that the Indemnitee may not settle any such matter without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed) if the Indemnitee is seeking or will seek indemnification hereunder with respect to such matter.

Section 10.6 Determining Damages. The amount of Damages subject to indemnification under Section 10.2 or Section 10.3 shall be calculated net of (i) any Tax Benefit inuring to the Indemnitee on account of such Damages, (ii) any reserves set forth in any of the HMDF Financial Statements or the HMDF Interim Financial Statements relating to such Damages and (iii) any insurance proceeds or other amounts under indemnification agreements received or receivable by the Indemnitee on account of such Damages. If the Indemnitee receives a Tax Benefit on account of such Damages after an indemnification payment is made to it, the Indemnitee shall promptly pay to the Person or Persons that made such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnitee. For purposes hereof, “Tax Benefit” shall mean any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would be paid by the Indemnitee, in each case computed at the highest marginal tax rates applicable to the recipient of such benefit. To the extent Damages are recoverable by insurance, the Indemnitees shall take all commercially reasonable efforts to obtain maximum recovery from such insurance. In the event that an insurance or other recovery is made by any Indemnitee with respect to Damages for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnitee. The Indemnitors shall be subrogated to all rights of the Indemnitees in respect of Damages indemnified by the Indemnitors. The Indemnitees shall take all commercially reasonable efforts to mitigate all Damages upon and after becoming aware of any event which could reasonably be expected to give rise to Damages. For Tax purposes, the Parties agree to treat all payments made under this Article X as adjustments to the consideration received for the HMDF Shares.
Section 10.7 Right of Setoff . To the extent that any Party is obligated to indemnify any other Party after Closing under the provisions of this Article X for Damages reduced to a monetary amount, such Party after Closing shall have the right to decrease any amount due and owing or to be due and owing under any agreement with the other Party, whether under this Agreement or any other agreement between such Parties on the one hand, and any of the other Party or any of their respective Affiliates, Subsidiaries or controlled persons or entities on the other.
Section 10.8 Limitation on Recourse; No Third Party Beneficiaries.
(a) No claim shall be brought or maintained by any Party or its respective successors or permitted assigns against any officer, director, partner, member, agent, representative, Affiliate, equity holder, successor or permitted assign of any Party which is not otherwise expressly identified as a Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations of any Party set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(b) Except as set forth in Section 10.3, the provisions of this Article X are for the sole benefit of the Parties and nothing in this Article X, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Article X (it being understood that only the Independent Committee and not TM, any Person acting on its behalf or any other Person, may exercise any indemnity rights under Section 10.2 or any other provision of Article XIV).
Section 10.9. Liquidated Damages. Notwithstanding any other provision in this Agreement to the contrary, in the event a committed Permitted Financing contemplated by Section 9.1(m)(i) shall not have been consummated at or prior to the Closing and the amount of cash and cash equivalents owned by the Company at the Closing shall be less than approximately $10 million (after making the payments required pursuant to Sections 1.2(c) and 12.7 hereof (and any and all other fees and expenses associated with the Transactions for the account of TM) and to repay, perform or satisfy any Permitted Financing (other than periodic interest payments) due by its terms within the thirty-six (36) months following the Closing), then in the event the closing and funding of such Permitted Financing or any other Permitted Financing that would have satisfied such condition had commitments therefor been in place prior to the Closing does not take place for any reason by the sixtieth (60th) calendar day following the Closing, (i) the TM Representatives shall transfer the number of shares of Common Stock beneficially owned by them as of the Closing and held pursuant to existing escrow arrangements to the Company for no consideration and the Voting Agreement shall be of no further force and effect with respect to such shares of Common Stock. The provisions of this Section 10.9 are intended to compensate the HMDF Shareholders for the damages for which no reasonable estimate can be made that will result from the lack of adequate financing for the Company after the Closing, in light of its future development, and are not intended as a penalty. At or prior to the Closing, the escrow arrangements pursuant to which the shares of Common Stock beneficially owned by the TM Representatives are held shall be modified accordingly to reflect the obligations of the TM Representatives under this Section 10.9.
ARTICLE XI
Termination
Section 11.1 Methods of Termination. Unless waived by the Parties hereto in writing, the Transactions may be terminated and/or abandoned at any time but not later than the Closing:
(a) by mutual written consent of the Parties;
(b) by the HMDF Parties, if the Closing has not occurred by the Termination Date;

(c) by any HMDF Party, if there has been a breach by TM of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the HMDF Parties at the Closing under Section 9.1(a) and such violation or breach has not been waived by the HMDF Parties or cured by TM, to the extent capable of being cured, within ten (10) business days after written notice thereof from the HMDF Parties;
(d) by TM, if there has been a breach by the HMDF Parties of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of TM at the Closing under Section 9.2(a) and such violation or breach has not been waived by TM or cured by the HMDF Parties, to the extent capable of being cured, within ten (10) business days after written notice thereof from TM;
(e) by TM, if the actual HMDF FY2008 Net Income, as derived from the HMDF Financial Statements, is less than $15,000,000;
(f) by any HMDF Party, if the TM Board (or any committee thereof) shall have failed to recommend or shall have withdrawn its approval or recommendation of this Agreement and the Transactions; or
(g) by either TM or the HMDF Parties, if, at the Stockholders’ Meeting (including any adjournments thereof), this Agreement and the Share Exchange and payments contemplated hereby shall fail to be approved and adopted by the affirmative vote of holders of a majority of the outstanding Common Stock cast at the meeting in accordance with TM Constituent Instruments and the DGCL or if the aggregate number of shares of Publicly Held Common Stock held by Public Stockholders who exercise their Conversion Rights with respect to their Common Stock in accordance with the TM Constituent Instruments shall constitute thirty percent (30%) or more of the Publicly Held Common Stock.
Section 11.2 Effect of Termination.
(a) In the event of termination and abandonment by either TM, on the one hand, or the HMDF Parties, on the other hand, or all of them, pursuant to Section 11.1 hereof, written notice thereof shall forthwith be given to the other Party, and except as set forth in this Article XI, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.
(b) If the Transactions contemplated by this Agreement are terminated and/or abandoned as provided herein:
(i) each Party hereto will destroy all documents, work papers and other material (and all copies thereof) of the other Party relating to the Transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and
(ii) all confidential information received by either Party hereto with respect to the business of the other Party hereto shall be treated in accordance with Section 8.2 hereof, which shall survive such termination or abandonment. The following other provisions shall survive termination of this Agreement: Article X, Article XI and Article XII.

ARTICLE XII
Miscellaneous
Section 12.1 Notices . All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the addresses set forth on the signature pages hereto (or at such other address for a Party as shall be specified in writing to all other Parties).
Section 12.2 Amendments; Waivers; No Additional Consideration. No provision of this Agreement may be waived or amended except in a written instrument signed by all of the Parties hereto. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.
Section 12.3 No Fractional Shares . No certificates or scrip for any such fractional shares shall be issued. Any holder of TM Shares who would otherwise be entitled to receive a fraction of a TM Share on the Closing Date (after aggregating all fractional TM Shares issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing bid price of a TM Share on the AMEX, or such other public trading market on which TM Shares may be trading at such time, at the Closing Date.
Section 12.4 Lost, Stolen or Destroyed Certificates . In the event any certificates representing the HMDF Shares or TM Shares shall have been lost, stolen or destroyed, HMDF or TM, as applicable, shall issue in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof, such HMDF Shares or TM Shares, as applicable; provided, however, that HMDF or TM, as applicable, may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against HMDF or TM, as applicable, with respect to the certificates alleged to have been lost, stolen or destroyed.
Section 12.5 Adjustments to Initial Equity Payment . In addition to any adjustments pursuant to Section 1.2(d), the Initial Equity Payment and the payment of any Earn-Out Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to TM Shares, occurring prior to the date thereof.

Section 12.6 Withholding Rights. TM shall be entitled to deduct and withhold from the number of TM Shares and any other consideration otherwise deliverable under this Agreement, such amounts as TM reasonably determines are required to be deducted and withheld with respect to such delivery and payment under the Code or any provision of state, local, provincial or foreign tax law. To the extent that any amounts are so withheld all appropriate evidence of such deduction and withholding, including any receipts or forms required in order for the person with respect to whom such deduction and withholding occurred to establish the deduction and withholding and payment to the appropriate authority as being for its account with the appropriate authorities shall be delivered to the Person with respect to whom such deduction and withholding has occurred, and such withheld amounts shall be treated for all purposes as having been delivered and paid to the Person otherwise entitled to the TM Shares or such other consideration in respect of which such deduction and withholding was made by TM. Notwithstanding the foregoing, TM, at its option, may require any such amounts required to be deducted and withheld to be reimbursed in cash to TM prior to the issuance of the TM Shares or such other consideration.
Section 12.7 Expenses. The Company shall pay for and/or reimburse TM for all fees and Expenses (including the reasonable, documented fees and expenses of its counsel, advisors, consultants, auditors and other Representatives) incurred by TM in connection with or related to this Agreement, the Transaction Documents and the Transactions contemplated hereby in amounts consistent with the estimates provided by TM to HMDF prior to the date hereof.
Section 12.8 Interpretation . The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in the meaning or interpretation of this Agreement. Except where the context clearly requires to the contrary or is otherwise stated: (i) when a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated; (ii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (iii) all pronouns contained in this Agreement, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as applicable, as the identity of any party may require; (iv) references to laws, regulations and other governmental rules, as well as to contracts, agreements and other instruments, shall mean such rules and instruments as in effect at the time of determination (taking into account any amendments thereto effective at such time without regard to whether such amendments were enacted or adopted after the effective date of this Agreement) and shall include all successor rules and instruments thereto; (v) references to “cash,” “$” or “dollars” shall mean the lawful currency of the United States; (vi) references to “RMB” shall mean the lawful currency of the PRC; (vii) references to “Federal” or “federal” shall be to laws, agencies or other attributes of the United States or other relevant national government (and not to any State or locality thereof); and (viii) the meaning of the terms “domestic” and “foreign” shall be determined by reference to the United States.

Section 12.9 Severability . If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party (it being understood that if any provision of Section 11.3 hereof is invalid, illegal or incapable of being enforced by any Law or public policy, it will be deemed to be a change to the economic and legal substance of the Transactions that is materially adverse to the Parties and will entitle either the HMDF Parties or TM to terminate the Agreement without penalty and none of the Parties and their respective shareholders and Affiliates will have recourse against any other Parties). Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.
Section 12.10 Counterparts; Facsimile or Electronically Transmitted Execution. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or other electronically transmitted execution and delivery of this Agreement is legal, valid and binding for all purposes.
Section 12.11 Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with all Exhibits, Annexes and Schedules hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any Person other than the Parties any rights or remedies.
Section 12.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Section 12.13 Dispute Resolution.
(a) All judicial proceedings brought against any Party hereto arising out of or relating to this Agreement, the Transaction Documents or any respective obligations thereunder, may be brought in any State court of competent jurisdiction in the State of New York, County of New York, or any Federal court of competent jurisdiction in the Southern District of New York. By executing and delivering this Agreement, each Party, for itself and in connection with its properties, irrevocably (i) accepts generally and unconditionally the nonexclusive jurisdiction and venue of such courts, (ii) waives any defense of forum non coveniens, (iii) agrees that service of all process in any such proceeding in any such court may be made by registered or certified mail, return receipt requested, to such Party at its address provided in accordance with Section 12.1 hereof or other address in the possession of the sending Party, (iv) agrees that service as provided in clause (iii) above is sufficient to confer personal jurisdiction over such Party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect and (v) agrees that the rights to serve process and bring proceedings provided above shall be in addition to any other rights to serve process in any other manner permitted by law and to bring proceedings in the courts of any other jurisdiction.

(b) Waiver of Trial By Jury. EACH PARTY HERETO WAIVES THE RIGHT TO TRIAL BY JURY AND REPRESENTS TO THE OTHER PARTIES THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS COUNSEL AND THAT IT HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS RIGHT TO TRIAL BY JURY AFTER CONSULTATION WITH SUCH COUNSEL.
Section 12.14 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.
Section 12.15 Governing Language. This Agreement shall be governed and interpreted in accordance with the English language.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

TM ENTERTAINMENT AND MEDIA, INC.
By:	/s/ Theodore S. Green
	Name:	Theodore S. Green
	Title:	Chairman and Co-Chief Executive Officer

By:	/s/ Malcolm Bird
	Name:	Malcolm Bird
	Title:	Co-Chief Executive Officer

307 East 87th Street New York, New York 10128 United States of America
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[SIGNATURE PAGES FOR HMDF PARTIES FOLLOW]
[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HONG KONG MANDEFU HOLDINGS LTD.
By:	/s/ Zheng Cheng
	Name:	Zheng Cheng
	Title:	Chairman

Address:

FUJIAN ZHONG HENG EXPRESS INFORMATION TECHNOLOGY CO., LTD.
By:	/s/ Zheng Cheng
	Name:	Zheng Cheng
	Title:	Chairman

Address:
FUJIAN FENZHONG MEDIA CO., LTD.
By:	/s/ Zheng Cheng
	Name:	Zheng Cheng
	Title:	Chairman

Address:
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[SIGNATURE PAGE FOR THE HMDF SHAREHOLDERS FOLLOWS]
[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

THOUSAND SPACE HOLDING LIMITED
By:	/s/ Ou Wen Lin
	Name:	Ou Wen Lin
	Title:	Chairman

Address:

BRIGHT ELITE MANAGEMENT LIMITED
By:	/s/ Qingping Lin
	Name:	Qingping Lin
	Title:	Chairman

Address:

/s/ Zheng Cheng
Name:	Zheng Cheng

Address:

/s/ Ou Wen Lin
Name:	Ou Wen Lin

Address:

/s/ Qingping Lin
Name:	Qingping Lin

Address:
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[SIGNATURE PAGE TO SHARE EXCHANGE AGREEMENT]

ANNEX A
Definitions
“Acquisition Proposal” has the meaning set forth in Section 6.4(a) of the Agreement.
“Action” has the meaning set forth in Section 3.10 of the Agreement.
“Adjusted Net Income” as such term is used in Section 1.2 means the “Net Income Attributable to the Parent” as calculated and disclosed pursuant to Statement of Accounting Standards (“SFAS”) No. 160, as set forth on the audited consolidated financial statements of the Company comprising a part of the Forms 10-K filed with the SEC for the fiscal years ending December 31, 2009, 2010 or 2011 adjusted to:
(i) add back to the “Net Income Attributable to the Parent” any charges for (a) “acquisition-related costs” as defined in and charged to expense pursuant to SFAS No. 141(R) and any other fees, expenses or payments to any third party related to the Share Exchange, (b) the amortization of intangibles, (c) impairment of goodwill, (d) compensation expense arising from the Earn-Out Shares, each (a) — (d) as it relates to any acquisitions completed in, or pending at the end of, the applicable period (including the Share Exchange), by TM or HMDF Entities;
(ii) add back to the “Net Income Attributable to the Parent” any out of pocket (i.e., third party) expenses incurred to design, implement and annually assess disclosure controls and procedures and internal controls over financial reporting by TM or the HMDF Entities as a consequence of the Company’s compliance with the Sarbanes-Oxley Act;
(iii) add back to the “Net Income Attributable to the Parent” any charges for Taxes payable by any of TM or the HMDF Entities that are directly attributable to the Share Exchange and that apply to the applicable period; and
(iv) deduct from the “Net Income Attributable to Parent” the financial statement tax benefit of the amount in (i), (ii) and (iii) above, computed by multiplying the amount of the adjustment in (i), (ii) or (iii) above by the statutory tax rate applicable to TM or HMDF Entity that incurred the expense;
provided, however, that if the Company is no longer required or eligible to file a Form 10-K, then the “Net Income Attributable to Parent” as calculated and disclosed pursuant to SFAS No. 160 for any particular fiscal year shall be as set forth on the audited consolidated financial statements of the Company for such fiscal year.

“Affiliates” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, whether through one or more intermediaries or otherwise, controls or is controlled by or is under common control with such Person, (b) directly or indirectly, whether through one or more intermediaries or otherwise, owns or holds five percent (5%) or more of any equity interest in such Person or (c) five percent (5%) or more of whose voting stock other equity interest is directly or indirectly owned or held by such Person. For purposes of this definition, “control” (including with correlative meanings “controlled by” and “under common control with”) of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise. For the purposes of this definition, a Person shall be deemed to control any of his or her immediate family members.
“Agreement” has the meaning set forth in the preamble to the Agreement.
“AMEX” means the NYSE Alternext US LLC.
“Basic Representation” has the meaning set forth in Section 10.1 of the Agreement.
“Cap” has the meaning set forth in Section 10.4(a) of the Agreement.
“Closing” has the meaning set forth in Section 2.1 of the Agreement.
“Closing Date” has the meaning set forth in Section 2.1 of the Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Combined Board” means the board of directors of the Company following the Closing.
“Common Stock” means the Common Stock, $0.001 par value per share, of TM.
“Company” has the meaning set forth in the preamble to the Agreement.
“Consent” has the meaning set forth in Section 3.6 of the Agreement.
“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of TM who (i) was a member of such Board of Directors within sixty (60) days after the closing of the Transactions or (ii) was nominated for election or elected to such Board of Directors with (A) the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election; (B) the approval of a majority of the members of the nominating committee or other committee performing similar functions, if such committee exists and the Continuing Directors constitute a majority of the members of the Board of Directors of TM at the time of such nomination or election; or (C) was nominated or designated for election to the Board of Directors either (x) pursuant to the Voting Agreement or (y) by any of the HMDF Shareholders or their Affiliates or assigns.
“Contract” means a contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Conversion Rights” means the right of Public Stockholders of the Publicly Held Common Stock voting against a business combination to convert their shares of Publicly Held Common stock for a pro-rata share of the Trust Fund, if the business combination is approved and completed. The Public Stockholders of the Publicly Held Common Stock who exercise such Conversion Rights will continue to have the right to exercise any TM Warrants they may hold.
“Damages” has the meaning set forth in Section 10.2(a) of the Agreement.
“Deductible” has the meaning set forth in Section 10.4(a) of the Agreement.
“DGCL” means the General Corporation Law of the State of Delaware.
“Disclosure Schedules” means the HMDF Disclosure Schedule and the TM Disclosure Schedule.
“Earn-Out Shares” has the meaning set forth in Section 1.2(e) of the Agreement.
“Earn-Out Share Payments” has the meaning set forth in Section 1.2(e)(i) of the Agreement.
“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.
“Environmental Law” shall mean any Legal Requirement that requires or relates to:
(a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;
(b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;
(c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;
(d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
(e) protecting resources, species, or ecological amenities;
(f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

(h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Executive Employment Agreement” means the Executive Employment Agreement entered into by Zheng Cheng and the HMDF Entities, in form and substance customary for the PRC market and transactions similar to the Transactions contemplated by this Agreement.
“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party on its behalf in connection with or related to the authorization, preparation, diligence, negotiation, execution and performance of this Agreement and the Transaction Documents.
“Facilities” shall mean any real property, leaseholds, or other interests currently or formerly owned or operated by any of the HMDF Entities and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any of the HMDF Entities.
“FCPA” has the meaning set forth in Section 3.20 of the Agreement.
“FF” has the meaning set forth in the preamble to the Agreement.
“Form 10-K” has the meaning set forth in Section 1.2(e)(i) of the Agreement.
“FY2009” means the fiscal year of the Company ending December 31, 2009.
“FY2010” means the fiscal year of the Company ending December 31, 2010.
“FY2011” means the fiscal year of the Company ending December 31, 2011.
“FY2012” means the fiscal year of the Company ending December 31, 2012.
“Governmental Authority” means any national, federal, state, provincial, local or foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body of competent jurisdiction, or other governmental authority or instrumentality, domestic or foreign.
“HMDF” has the meaning set forth in the preamble to the Agreement.
“HMDF Balance Sheet” has the meaning set forth in Section 3.9 of the Agreement.
“HMDF Benefit Plans” has the meaning set forth in Section 3.15(a) of the Agreement.

“HMDF Constituent Instruments” means the memorandum and articles of association of HMDF together with its statutory registers and such constituent instruments of other HMDF Entities as may exist, each as amended to the date of the Agreement.
“HMDF Disclosure Schedule” has the meaning set forth in Article III of the Agreement.
“HMDF Financial Statements” has the meaning set forth in Section 6.2(a) of the Agreement.
“HMDF FY2008 Net Income” has the meaning set forth in Section 1.2(a) of the Agreement.
“HMDF Interim Financial Statements” has the meaning set forth in Section 6.2(c) of the Agreement.
“HMDF Indemnified Parties” has the meaning set forth in Section 10.3(a) of the Agreement.
“HMDF Material Contract” has the meaning set forth in Section 3.18(a) of the Agreement.
“HMDF Monthly Interim Financial Statements” has the meaning set forth in Section 6.2(c) of the Agreement.
“HMDF Party” or “HMDF Parties” has the meaning set forth in the preamble to the Agreement.
“HMDF Quarterly Interim Financial Statements” has the meaning set forth in Section 6.2(b) of the Agreement.
“HMDF Shares” has the meaning set forth in the background to the Agreement.
“HMDF Shareholder(s)” has the meaning set forth in the preamble to the Agreement.
“In-Bound Licenses” has the meaning set forth in Section 3.13(b) of the Agreement.
“Indemnitee” has the meaning set forth in Section 10.5 of the Agreement.
“Indemnitor” has the meaning set forth in Section 10.5 of the Agreement.
“Indemnification Notice” has the meaning set forth in Section 10.5 of the Agreement.
“Independent Committee” has the meaning set forth in Section 10.2(c) of the Agreement.
“Independent Director(s)” has the meaning set forth in Section 8.4(a) of the Agreement.

“Initial Cash Payment” has the meaning set forth in Section 1.2(c) of the Agreement.
“Initial Equity Payment” has the meaning set forth in Section 1.2(b) of the Agreement.
“Intellectual Property” means all tangible and intangible intellectual property, including: (i) discoveries and inventions, patents, patent applications (either filed or in preparation for filing) and statutory invention registrations (including reissues, divisions, continuations, continuations in part, extensions and reexaminations thereof) and all rights therein and all improvements thereto; (ii) trademarks, service marks, trade names, slogans, logos, trade dress, corporate names and other source identifiers (whether or not registered), including all common law rights, and registrations and applications for registration thereof and all rights therein and all renewals of any of the foregoing; (iii) copyrightable works, copyrights (whether or not registered) and copyright registrations and applications for registration therefor, derivative work and all rights therein and all extensions and renewals of any of the foregoing; (iv) electronic addresses and passwords, domain names and registrations and applications or reservations for registration thereof, and any similar rights and all content embodied in all websites and web pages found at such uniform resource locators; (v) Software; (vi) confidential and proprietary information, trade secrets, know-how, models, algorithms, processes, formulas, and techniques, research and development information, ideas, technical data, designs, drawings and specifications; (vii) advertising and promotional materials; (viii) rights under all Contracts under which intellectual property rights were granted to any Person by a third party, or to a third party by any Person; (ix) modifications or improvements to any item described in the immediately preceding clauses (i) through (viii); (x) copies and tangible embodiments of any item described in the immediately preceding clauses (i) through (ix); and (xi) other proprietary rights relating to any item described in the immediately preceding clauses (i) through (x), including associated goodwill, remedies against past and future infringements thereof and rights of protection of an interest therein under the laws of all jurisdictions.
“Investor Representation Letter” means the representation letter to be provided by each HMDF Shareholder in the form and substance customary for transactions similar to the Transactions contemplated by this Agreement.
“Judgment” means any judgment, order or decree.
“Knowledge” (i) with respect to the HMDF Entities shall mean the actual knowledge after due inquiry of Zheng Cheng, Chunlan Bian, Qingping Lin, Ou Wen Lin and its executive officers and the members of its Board of Directors, and (ii) with respect to TM shall mean the actual knowledge after due inquiry of its executive officers and the members of its Board of Directors.
“Law(s)” means any law, statute, ordinance, rule, regulation, order, writ, injunction or decree.

“Legal Requirement” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authorities (or under the authority of any national securities exchange upon which TM Shares then listed or traded)
“Liens” means any liens, security interests, pledges, equities and claims of any kind, voting trusts, shareholder agreements and other encumbrances.
“Lock-Up Agreements” means the lock-up agreements to be entered into by Zheng Cheng, Qingping Lin and Ou Wen Lin as of the Closing Date, each in the form of Exhibit A to the Agreement.
“Material Adverse Effect” means any event, change, circumstance, condition or effect that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on the condition (financial or otherwise), properties, prospects, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole. Notwithstanding the foregoing, the definition of Material Adverse Effect shall not include events caused by (A) changes in the U.S. or PRC economic conditions, except to the extent that the same disproportionately impact such Person as compared to other similarly situated companies; (B) changes to the economic conditions affecting the industries in which the Person and its subsidiaries operate, except to the extent that the same disproportionately impact such Persons as compared to other companies in the industries in which such Persons operate; (C) changes related to or arising from the execution, announcement or performance of, or compliance with, this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, governmental authorities, customers, suppliers, distributors or employees; (D) changes in accounting requirements or principles or any change in applicable laws or the interpretation thereof; or (E) matters listed in the Disclosure Schedules as they exist at the time of the execution of the Agreement.
“Material Permits” mean all Permits other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on any Parties.
“Money Laundering Laws” has the meaning set forth in Section 3.21 of the Agreement.
“Non-Achieving Fiscal Year” has the meaning set forth in Section 1.2(e)(ii) of the Agreement.
“OFAC” has the meaning set forth in Section 3.23 of the Agreement.
“Off-balance Sheet Arrangement” means with respect to any Person, any securitization transaction to which that Person or its Subsidiaries is party and any other transaction, agreement or other contractual arrangement to which an entity unconsolidated with that Person is a party, under which that Person or its Subsidiaries, whether or not a party to the arrangement, has, or in the future may have: (a) any obligation under a direct or indirect guarantee or similar arrangement; (b) a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement; or (c) derivatives to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements.

“Out-Bound Licenses” has the meaning set forth in Section 3.13(b) of the Agreement.
“Party” or “Parties” has the meaning set forth in the preamble to the Agreement.
“Permits” mean all governmental franchises, licenses, permits, authorizations and approvals necessary to enable a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.
“Permitted Lien” shall mean (a) any restriction on transfer arising under applicable securities law; (b) any Liens for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP; (c) any statutory Liens arising in the ordinary course of business by operation of Law with respect to a liability that is not yet due and delinquent and which are not, individually or in the aggregate, significant; (d) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the Real Property which are not violated by the current use and operation of the Real Property; (e) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property for the purposes for which it is currently used or proposed to be used in connection with the such relevant Person’s business; (f) Liens identified on title policies, title opinions or preliminary title reports or other documents or writings included in the public records; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) Liens of lessors and licensors arising under lease agreements or license arrangements; and (i) those Liens set forth in the HMDF Disclosure Schedule.
“Permitted Financing” shall mean (i) the incurrence or issuance by TM or the Company of up to $50,000,000 of secured or unsecured indebtedness (which may be convertible into TM Shares) or preferred stock, the net proceeds of which may be utilized by TM or the Company to purchase up to $50,000,000 of Publicly Held Common Stock; (ii) the exchange of TM Shares for any senior ranking security that shall remain outstanding following the Closing Date; or (iii) forward contracts with existing TM stockholders to be settled contemporaneously with the Closing using TM’s cash, including cash proceeds from another Permitted Financing or cash from the Trust Fund.
“Person” shall mean an individual, partnership, corporation, joint venture, unincorporated organization, cooperative or a governmental entity or agency thereof.
“PRC” shall mean the People’s Republic of China, for the purposes of this Agreement, excluding the Hong Kong Special Administrative Region and the Macao Special Administrative Region and Taiwan.
“Projections” has the meaning set forth in Section 3.7 of the Agreement.

“Proxy Statement” means the proxy statement to be sent to TM stockholders in connection with the Stockholders’ Meeting
“Public Stockholders” shall mean the holders of the Publicly Held Common Stock.
“Publicly Held Common Stock” shall mean the TM Shares which were sold as part of the TM Public Offering (whether purchased in connection with such offering or in the aftermarket).
“Publicly Held TM Warrants” means the TM Warrants issued as part of the equity units sold by TM in TM’s Public Offering other than to the directors of TM or to TM’s underwriters and their respective employees and Affiliates in connection with the Underwriters Purchase Option, in each case prior to the date of this Agreement.
“Real Estate Leases” has the meaning set forth in Section 3.12(a) of the Agreement.
“Real Property” has the meaning set forth in Section 3.12(a) of the Agreement.
“Registration Rights Agreement” means the registration rights agreement among the Company and the HMDF Shareholders in the form of Exhibit C of the Agreement.
“Regulation S-K” means Regulation S-K promulgated under the Securities Act of 1933, as amended.
“Representatives” of either Party shall mean such Party’s employees, accountants, auditors, actuaries, counsel, financial advisors, bankers, investment bankers and consultants and any other person acting on behalf of such Party.
“Returned Shares” has the meaning set forth in Section 10.2(b) of the Agreement.
“Sarbanes-Oxley Act” has the meaning set forth in Section 4.14 of the Agreement.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Share Exchange” has the meaning set forth in the background to the Agreement.
“Software” means all computer software and open-source software, including source code, object code, machine-readable code, HTML, program listings, comments, user interfaces, menus, buttons and icons, and all files, data, manuals, design notes and other items and documentation related thereto or associated therewith.
“Stockholders’ Meeting” has the meaning set forth in Section 7.1 of the Agreement.

“Structure Agreements” means, collectively, the Contracts which were executed and delivered to enable HMDF to effectively control and consolidate the financial results of FF with its financial statements.
“Subsidiary” an entity shall be deemed to be a “Subsidiary” of another Person if (a) such Person directly or indirectly owns, beneficially or of record, an amount of voting securities of other interests in such entity that is sufficient to enable such Person to elect at leased a majority of the members of such entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such entity.
“Survival Period” means the applicable period of time that a representation, warranty, covenant or obligation survives the Closing pursuant to Section 10.1 of the Agreement.
“Tail Policy” has the meaning set forth in Section 8.6 of the Agreement.
“Tangible Personal Property” has the meaning set forth in Section 3.12(b) of the Agreement.
“Targeted Net Income Threshold” means Adjusted Net Income of RMB 287,000,000 for FY2009, RMB 570,000,000 for FY2010, RMB 889,000,000 for FY2011 and RMB 1,155,700,000 for FY2012, as applicable.
“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Authority, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.
“Tax Benefit” has the meaning set forth in Section 10.6 of the Agreement.
“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.
“Termination Date” means the date that is forty-five (45) days following the date that TM receives final approval from and clearance by the SEC enabling TM to mail the definitive Proxy Statement to TM’s stockholders.
“TM” has the meaning set forth in the preamble to the Agreement.
“TM Board” means the board of directors of TM.
“TM Constituent Instruments” has the meaning set forth in Section 4.2 of the Agreement.
“TM Disclosure Schedule” has the meaning set forth in Article IV of the Agreement.

“TM Indemnified Parties” has the meaning set forth in Section 10.2(a) of the Agreement.
“TM Material Contract” has the meaning set forth in Section 4.23(a) of the Agreement.
“TM Prospectus” means the prospectus filed by TM with the SEC and made effective on October 17, 2007.
“TM Public Offering” means the initial public offering of TM completed on October 4, 2007, in which TM sold 10,255,000 Units at a price of $8.00 per Unit and the related subsequent exercise of the over-allotment option.
“TM Representatives” means each of Theodore S. Green and Malcolm Bird.
“TM SEC Documents” has the meaning set forth in Section 4.7 of the Agreement.
“TM Share(s)” means the shares of Common Stock.
“TM Warrant(s)” means the redeemable Warrant(s) of TM which entitles the registered holder to purchase one TM Share at a price of $5.50 per share.
“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provides advantages over competitors who do not know or use it.
“Transaction Documents” shall have the meaning set forth in Section 2.3 of the Agreement.
“Transactions” has the meaning set forth in Section 2.1 of the Agreement.
“Trust Fund” has the meaning set forth in Section 4.21 of the Agreement.
“Underwriters Purchase Option” means options granted by TM to the representatives of the underwriters of the TM Public Offering, to purchase up to a total of 700,000 Units at a per-unit price of $10.00. The Units that would be issued upon exercise of this option are identical to those sold in TM Public Offering. The option to purchase the Units granted to the representatives of the underwriters will expire on October 17, 2012 and the warrants granted to them will expire on October 17, 2011.
“Units” shall mean units consisting of one TM Share and one TM Warrant at a price of $8.00 per unit, issued in connection with the TM Public Offering.
“U.S. GAAP” means generally accepted accounting principles of the United States.
“Voting Agreement” means the voting agreement among the Company and the HMDF Shareholders in the form of Exhibit B of the Agreement.
“Voting HMDF Debt” has the meaning set forth in Section 3.1(b) of the Agreement.
“Voting TM Debt” has the meaning set forth in Section 4.1(c) of the Agreement.